UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Definitive Proxy Statement

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Soliciting Material Pursuant to 240.14a-12

MEDIFAST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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Notice of Annual Meeting
and Proxy Statement
Annual Meeting of Stockholders
Wednesday, June 2, 2021
NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS OF MEDIFAST, INC.
TO BE HELD ON WEDNESDAY, JUNE 2, 2021
April 14, 2021
DEAR FELLOW STOCKHOLDERS OF MEDIFAST, INC.
Notice is hereby given that the 2021 annual meeting of stockholders (the “Annual Meeting”) of Medifast, Inc. (the “Company” or “Medifast”) will be held on Wednesday, June 2, 2021, at 4:30 p.m. Eastern Time in a virtual format via live audio webcast at https://web.lumiagm.com/258080113, for the following purposes, as more fully described in the accompanying Proxy Statement:
1.
To elect eight nominees to the Board of Directors to serve for a one-year term expiring in 2022;

2.
To ratify the appointment of RSM US LLP (“RSM”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021;

3.
To approve, on an advisory basis, the compensation of the Company’s named executive officers;

4.
To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

We continue to embrace the latest technology to provide expanded access, improved communications and cost savings. We believe hosting a virtual meeting enables increased stockholder attendance and participation from locations around the world. There is no in-person meeting for you to attend. We designed the format of the Annual Meeting to ensure that our stockholders who attend the Annual Meeting will be afforded similar rights and opportunities to participate as they would at an in-person meeting.
Jason L. Groves, Esq.
Executive Vice President,
General Counsel & Corporate Secretary
Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible by telephone, via the Internet or by completing, dating, signing and returning a proxy card to ensure your shares are voted, or, if you hold your shares in street name, by following the instructions provided by your bank, broker or other nominee. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

PROXY SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.
Annual Meeting Information
Date and Time	Location	Record Date
Wednesday, June 2, 2021 4:30 p.m., Eastern Time	https://web.lumiagm.com/258080113	April 5, 2021
Record Date	Who Can Vote
April 5, 2021	Holders of our common stock are entitled to vote on all matters
Matters to be Voted on at the Annual Meeting and Board Recommendations
Item	Proposals	Board Vote Recommendation	Page #
1	Elect eight nominees to the Board of Directors to serve for a one-year term expiring in 2022	✓ FOR each director nominee	6
2	Ratify the appointment of RSM as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021	✓ FOR	44
3	Approve, on an advisory basis, the compensation of the Company’s named executive officers	✓ FOR	48
Our Board of Directors and Board Nominees
The following table provides information about our current Board of Directors and nominees.
Name	Age at Annual Meeting	Director Since	Independent	Current Committee Memberships
Jeffrey J. Brown	60	2015	✓	Audit (Chair), Executive, *, +
Kevin G. Byrnes	74	2013	✓	Audit, +
Daniel R. Chard	56	2016		Executive (Chair),✧
Constance J. Hallquist	57	2015	✓	NCG (Chair), CC
Michael A. Hoer	66	2018	✓	Audit, +
Scott Schlackman	63	2015	✓	CC (Chair)
Andrea B. Thomas	56	2019	✓	CC, NCG
Ming Xian	57	2018	✓	NCG

✓ Independent Director	✧ Chairman of the Board
Audit Audit Committee	NCG Nominating/Corporate Governance Committee
CC Compensation Committee	+ Audit Committee Financial Expert
Executive Executive Committee	* Lead Independent Director

i

2020 Business Highlights and Performance Overview
2020 was a year of focused execution of our business plan and pursuit of growth strategies, despite the challenging and uncertain environment surrounding the COVID-19 pandemic. Our continued disciplined approach to the management of our business resulted in our continuation of improved revenue and year-over-year profitability, achieving $934.8 million in revenue, $102.9 million in net income, and $8.68 in earnings per-diluted share for 2020. In addition, we continued to declare and paid four quarterly dividends of $1.13 per share each throughout the year. Growth was driven by significant year-over-year and sequential improvements in the number of active earning OPTAVIA Coaches, which grew to a record 44,200 in the fourth quarter. Additionally, revenue per active earning OPTAVIA Coach was at record levels during 2020. Our Client community remains strong and we finished 2020 even better than expected, with successful incentive coach programs that we believe position us well for 2021.
Our Governance Snapshot
Good governance is a critical part of our corporate culture. The following provides an overview of certain of our governance practices:
Board of Directors	Board Composition
Majority vote for director elections	Majority independent Board – 7 of our 8 director nominees
All directors are expected to attend the Annual Meeting	Diverse Board with different backgrounds, experience and expertise, as well as balanced mix of ages and tenure of service
Lead Independent Director	Unclassified Board
Board Processes
Independent directors meet without management present	Corporate Governance Guidelines approved by Board
Annual Board and Committee self-assessments	Full Board regularly reviews succession planning
Board orientation program	Mandatory retirement age of 75 for all directors
Compensation
The majority of our executive compensation is tied to performance	Our 2012 Plan prohibits repricing and includes a double trigger in the event of a change in control
Incentive compensation is subject to potential recoupment under our clawback policy	No supplemental retirement benefits for executives
Officers and directors are prohibited from engaging in hedging transactions, monetization transactions or similar arrangements involving our stock	Dividends and dividend equivalents that accrue on equity awards are paid only to the extent that the underlying shares become vested or earned
Officers and directors are prohibited from pledging our stock as collateral for a loan or holding our securities in a margin account	Long-term incentive awards include performance-based awards that vest over a three-year performance period
Officers are not eligible for a 280G excise tax gross-up payment in the event of a change in control	Officers and directors are subject to stock ownership guidelines
Executive perquisites are limited and not excessive	Limited severance benefits under competitive executive severance plan

Corporate Governance Documents
You will find current copies of the following corporate governance documents on our website at https://ir.medifastinc.com/governance-documents:
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Corporate Governance Guidelines

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Code of Conduct and Business Ethics

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Audit Committee Charter

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Compensation Committee Charter

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Nominating/Corporate Governance Committee Charter

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Executive Committee Charter

Responsibility Snapshot
We are committed to corporate responsibility and sustainability and focus our efforts on creating sustainable customers, a sustainable company, and sustainable communities. Presently, we are developing a strategy to focus our environmental, social, and governance (ESG) efforts, policies, practices, and reporting. We believe we have demonstrated our commitment to ESG matters through various initiatives.
COVID-19 Update
In December 2019, a novel strain of coronavirus (“COVID-19”) was identified in Asia. Over the next several months, COVID-19 quickly spread across the world. In March 2020, the World Health Organization declared COVID-19 a worldwide pandemic. Although the COVID-19 pandemic has impacted our business operations in multiple ways, our manufacturing facility remains fully operational to date because we manufacture and sell products that are essential to the daily lives of consumers. In response to the public health crisis posed by COVID-19, we took numerous actions, including, but not limited to:
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instituting enhanced safety protocols, limited visitation to our plant and distribution center and rolling out additional sick leave (crisis pay) for our onsite essential employees;

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successfully implementing a work-from-home plan for all non-essential employees to comply with guidelines from government and health officials and also extended crisis pay;

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chaning the 2020 OPTAVIA covention from a live event in July to a virtual event;

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providing additional health and safety precaution in our headquarters, manufacturing and distribution centers’ including use of personal protective equipment and frequent hand sanitization; and

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process controls in relation to social distancing, visitors, travel and quarantine.

The Company’s priorities during the COVID-19 pandemic continue to be protecting the health and safety of our employees and OPTAVIA Coaches, and their families; maximizing the availability of products that help consumers with their needs; and the use of our employees’ talents and our resources to help society meet and overcome the current challenges.
Human Capital
People are at the heart of everything we do at Medifast, and we are committed to a learning environment and ensuring that our team members understand how their success translates to the success of the greater team, our Coaches, Clients, and stockholders.
We believe that the right mentor can accelerate learning, increase confidence, broaden perspectives and help each team member talent realize their true potential. All team members who desire to participate, have access to the Medifast Mentoring Program which supports a team member’s development by providing channels for self-development, learning and giving back. In addition, we implemented a performance management process, which we call PEAK (Perform, Engage, Advance, Know). As part of PEAK, team members and their people leaders have a regular cadence of conversations around goal setting, career/

development, mid-year check-in and year-end performance reviews. Our Summer Leadership Speaker series is another developmental tool we offer to our team members. The series features senior-level team members sharing their professional insights and stories, career journeys and what drives their passion for their current role.
Wellness is a significant part of who we are as a company, and to create a work environment that cultivates optimal health and wellbeing, healthy food options are made available in our vending machines and we provide our team members with a monthly allowance for free OPTAVIA food (up to $1,500 per year). We also identify the right to water as a fundamental human right, and provide a healthy hydration program that allows team members to access free flavored water via our Bevi machines, our newly implemented water dispensers. Additionally, our Bevi machines have a positive environmental impact by eliminating up to 55,000 one-time use water bottles in our offices. In addition to these initiatives, we also established a Wellness Committee that is made up of team members from across our organization who volunteer their time to plan events, webinars, trainings, and other events for their fellow employees, that are consistent with our mission. In 2020, Medifast was awarded a Gold Wellness at Work Award from the Maryland Department of Health Center for Chronic Disease Prevention and Control, as well as the Above and Beyond Silver level Aetna Workplace Well-Being Award.
Lastly, our Healthy Habits For All® Program is focused on advancing our mission and bringing healthy habits to even more people, aligning who we are with how we give. Together, we can give kids and families in our most at-risk communities the most powerful gift of all: the ability to transform their health and wellness destiny. Annually, our team members have an opportunity to participate in the events that serve their communities. Due to COVID-19, in-person opportunities were limited in 2020; nevertheless, our leadership team, in conjunction with local independent OPTAVIA Coaches, participated in an outdoor volunteer activity supporting the Living Classrooms Foundation. At a time when many people are prioritizing their mental health, our team assembled 250 “mindfulness bags” that were used to facilitate a virtual 8-week session with students in underserved communities. Medifast continues its efforts to be a good corporate citizen and has made monetary contributions to various local and global nonprofits throughout the year.
Promoting Diversity
The success of our teams is made possible by the diversity of backgrounds, perspectives, skills, and experiences of our associates. Diversity is one of Medifast’s Core Values and is an important part of our Company culture and we are committed to generating an open dialog with our team members as well as improving our learning on how to foster a more inclusive work environment. To bring diversity and inclusion to life, in 2020, we established a relationship with an external partner to assess our working environment and identify opportunities in the area of Diversity, Equity & Inclusion (“DEI”). We have also planned leadership trainings and workshops, to occur in 2021, that will establish the future framework for our DEI program. It is important to us that our DEI Program is meaningful and actionable, aimed at creating an empathetic, inclusive culture where different thoughts, ideas, experiences and identities are embraced, valued and celebrated. We believe that nurturing an inclusive environment means creating multiple pathways for two-way conversations between our team members and their peers as well as with leadership.
As of December 31, 2020:
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43% of our independent Board members were racially diverse or women

•
44% of our executive officers were racially diverse or women
A list of our Officers can be found on page 19 herein.

Social Responsibility
In 2018, we launched our comprehensive philanthropic initiative, Healthy Habits For All, which promotes healthy habit creation by providing families in underserved communities with the education and access necessary to make healthy decisions. Through this program, the Company pledged to donate more than $2.5 million to local and national nonprofits through 2021. In September 2019, we introduced our annual service event, Healthy Habits For All Week. Each year, Medifast employees join forces alongside the Company’s independent OPTAVIA Coaches to volunteer their time to provide children in underserved communities with the tools and resources needed to help transform their lives. Employees and independent

OPTAVIA Coaches have dedicated their time to numerous service activities, from hosting healthy happy hours that raise money for deserving nonprofits to building bikes that inspire healthy motion for local children in the community. To date, the Company has donated up to 6 million* meals for children in underserved communities.
Additionally, Medifast is committed to operating its business in an ethical manner, and it expects the same standards from those organizations in its supply chain. In 2019, Medifast established a Vendor Code of Conduct, which went into effect in early 2020, and sets forth the procedures Medifast follows in order to obligate its third-party suppliers and their subcontractors within its supply chain, to comply with applicable laws, rules and regulations, including those relating to the environment applicable to our operations.
How to Cast Your Vote
Your vote is important! Please cast your vote and play a part in the future of Medifast. Even if you plan to attend our Annual Meeting, please cast your vote as soon as possible.
Stockholders of record, who hold shares registered in their name, can vote by any of the following methods:

INTERNET www.voteproxy.com until 5:00 p.m. Eastern Time on June 2, 2021	BY TELEPHONE 1-800-776-9437 (In the United States) or 1-718-921-8500 (Internationally) until 5:00 p.m. Eastern Time on June 2, 2021	BY MAIL Completing, signing, and returning your proxy or voting instruction card before June 2, 2021
VIRTUALLY
at the annual meeting: If you are a stockholder of record or a beneficial owner who has a legal proxy to vote the shares, you may choose to vote virtually during the Annual Meeting. Attendees will be asked to present a password and control number.

If you hold your shares in street name, you may instruct your bank, broker or other nominee to vote your shares by following the instructions that your bank, broker or other nominee provides to you. Most brokers offer voting by mail, by telephone and on the Internet.
Beneficial owners, who own shares through a bank, brokerage firm or other financial institution, can vote by returning the voting instruction form, or by following the instructions for voting via telephone or the Internet, as provided by the bank, brokerage firm or other financial institution organization. If you own shares in different accounts or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all your shares.
See the “General Information About the Annual Meeting and Voting” section for more details.

*
$1 can provide up to 10 meals. Meal equivalency varies during COVID-19 relief. Learn more at NoKidHungry.org/OneDollar

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PROXY STATEMENT
April 14, 2021
2021 Annual Meeting
The 2021 Annual Meeting of Stockholders of Medifast, Inc. (the “Annual Meeting”) will be held at 4:30 p.m. Eastern Time on Wednesday, June 2, 2021, for the purposes set forth in the accompanying Notice of 2021 Annual Meeting of Stockholders. The Annual Meeting will be held in a virtual format via live audio webcast at https://web.lumiagm.com/258080113. This Proxy Statement and the accompanying proxy are furnished in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be used at the Annual Meeting and at any adjournment or postponement of the meeting. We refer to Medifast, Inc. in this Proxy Statement as “we,” “us,” “our,” the “Company” or “Medifast.”
This Proxy Statement provides information regarding the matters to be voted on at the Annual Meeting, as well as other information that may be useful to you.
General Information About the Annual Meeting and Voting
1.
How is Medifast distributing the proxy materials?

This Proxy Statement, the proxy card and the Company’s Annual Report for the fiscal year ended December 31, 2020 (the “2020 Annual Report”) are available online at www.astproxyportal.com/ast/08676. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are first sending a Notice of Internet Availability of Proxy Materials to our stockholders on or about April 23, 2021. All stockholders will have the ability to access our proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials (www.astproxyportal.com/ast/08676) or to request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or request a printed copy of our proxy materials may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form or by email on an ongoing basis by calling 1-888-776-9962 or via email to info@astfinancial.com.
2.
Why am I receiving these proxy materials?

We are providing this Proxy Statement and other proxy materials in connection with the Board’s solicitation of proxies to be voted at our Annual Meeting, or at any adjournment or postponement thereof. We will bear the cost of the solicitation of proxies. The Company has retained MacKenzie Partners, Inc. to assist in soliciting proxies from stockholders and we will pay a fee estimated at $20,000, plus expenses, for such services. In addition, solicitation may be made by our directors, officers, and other employees. We reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with the rules of the Financial Industry Regulatory Authority for reasonable expenses incurred by them in forwarding materials to the beneficial owners of our common stock.
3.
What is included in the proxy materials?

The proxy materials consist of: (1) the Notice of 2021 Annual Meeting of Stockholders of Medifast, Inc.; (2) this Proxy Statement for the Annual Meeting; and (3) the 2020 Annual Report. If you request printed versions of the proxy materials by mail, these proxy materials will also include the proxy card or voting instruction form for the Annual Meeting.
4.
Why are you holding a virtual meeting instead of physical meeting?

We continue to embrace the latest technology to provide expanded access, improved communication and cost savings. We believe hosting a virtual meeting enables increased stockholder attendance and participation from locations around the world. There is no in-person meeting for you to attend. We designed the format of this year’s Annual Meeting to ensure that our stockholders who attend the Annual Meeting will be afforded similar rights and opportunities to participate as they would at an in-person meeting.

5.
How do I participate in the Annual Meeting?

If you are a stockholder of record, to attend and participate in the Annual Meeting, visit https://web.lumiagm.com/258080113, click on “I have a login”, enter the control number found on your proxy card or Notice of Internet Availability of Proxy Materials you previously received, and enter the password medifast2021 (the password is case sensitive). If your shares are held through a bank, broker or other nominee, please contact your bank, broker or other nominee as soon as possible so that you can be provided with a legal proxy reflecting the number of shares of our common stock you held as of the record date, your name and email address. You then must submit a request for registration to our Transfer Agent, American Stock Transfer & Trust Company, LLC (the “Transfer Agent”): (1) by email to proxy@astfinancial.com; (2) by facsimile to 718-765-8730 or (3) by mail to the Transfer Agent, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Requests for registration must be labeled as “Legal Proxy” and be received by our Transfer Agent no later than 5:00 p.m. Eastern Time on May 25, 2021.
6.
How do I submit questions during the Annual Meeting?

As part of the Annual Meeting, we will hold a live question and answer session during which we intend to answer questions submitted during the meeting and the Company’s business in accordance with the Annual Meeting procedures posted on the meeting website, as time permits. Questions may be submitted by stockholders that have used the password medifast2021 (the password is case sensitive) to enter the meeting at https://web.lumiagm.com/258080113. Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered once.
7.
Whom do I contact if I need technical assistance for the Annual Meeting?

The Annual Meeting will begin promptly at 4:30 p.m. Eastern Time. We encourage you to access the Annual Meeting approximately 15 minutes in advance to allow ample time for you to log in to the meeting and test your computer audio system. We recommend that you carefully review the above procedures needed to gain admission in advance. Technicians will be ready to assist you with any technical difficulties you may have accessing the meeting. If you encounter any difficulties accessing the meeting during check-in or during the meeting, please call the technical support number that will be posted on the meeting login page at https://web.lumiagm.com/258080113.
8.
What am I being asked to vote on at the Annual Meeting?

We are asking our stockholders to consider and vote on the following proposals at the Annual Meeting:
1.
The election of eight nominees to the Board to serve for a one-year term expiring at the 2022 Annual Meeting of Stockholders (Proposal 1);

2.
The ratification of the appointment of RSM US LLP (“RSM”), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (“Fiscal Year 2021”) (Proposal 2); and

3.
Approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal 3).

9.
What shares may I vote?

You may vote all of the shares of our common stock that you owned as of the close of business on April 5, 2021 (the “Record Date”). These shares include:
1.
those held directly in your name as the stockholder of record; and

2.
those held for you as the beneficial owner through a bank, broker or other nominee at the close of business on the Record Date.

Each share of our common stock is entitled to one vote. On the Record Date, there were 11,760,967 shares of our common stock issued and outstanding.

10.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most Medifast stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record — If your shares of our common stock are owned directly in your name with the Transfer Agent, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your proxy directly to the Company or to vote at the Annual Meeting.
Beneficial Owner — If your shares of our common stock are held through a bank, broker or other nominee, you hold those shares in street name and are considered the beneficial owner of those shares. Your bank, broker or nominee is considered, with respect to those shares, the stockholder of record.
11.   How can I vote my shares?
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. If you hold your shares directly, you may vote by granting a proxy. If you hold your shares in street name, you may submit voting instructions to your bank, broker or other nominee.
Stockholder of Record — If you are a stockholder of record, you may vote your shares by any one of the following methods:
•
By Mail:   The Notice includes directions on how to request paper copies of this Proxy Statement, the 2020 Annual Report and a proxy card. Once you receive a paper proxy card, you may vote your shares by signing and dating each proxy card that you receive and returning it in the prepaid envelope prior to the Annual Meeting. Sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How will my shares be voted?”

•
Over the Internet:   You may vote your shares online at www.voteproxy.com by following the instructions provided in the Notice. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, you do not need to return a proxy card. Internet voting will be available until 4:40 p.m. Eastern Time on June 2, 2021.

•
By Telephone:   You may vote by telephone by dialing 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and following the instructions. Voting by telephone has the same effect as voting by mail. If you vote by telephone, you do not need to return a proxy card. Telephone voting will be available until 4:40 p.m. Eastern Time on June 2, 2021.

•
At the Meeting:   You may vote your shares during the Annual Meeting by following the instructions available on the meeting website.

Beneficial Owner — If you hold your shares in street name, you may instruct your bank, broker or other nominee to vote your shares by following the instructions that your bank, broker or other nominee provides to you. Most brokers offer voting by mail, by telephone and on the Internet. You should instruct your bank, broker or other nominee how to vote your shares by following the directions provided by your bank, broker or other nominee. To be admitted to the Annual Meeting, you must obtain a legal proxy, executed in your favor, from the holder of record and submit proof of your legal proxy reflecting the number of shares of Medifast common stock you held as of the record date, along with your name and email address, and a request for registration to the Transfer Agent: (1) by email to proxy@astfinancial.com; (2) by facsimile to 718-765-8730 or (3) by mail to the Transfer Agent, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn,

NY 11219. Requests for registration must be labeled as “Legal Proxy” and be received by our Transfer Agent no later than 5:00 p.m. Eastern time on May 25, 2021.
12.
May I change my vote or revoke my proxy?

Yes, stockholders are entitled to revoke their proxies at any time before their shares are voted at the Annual Meeting. To revoke a proxy, a stockholder must file a written notice of revocation with the Company, deliver a duly executed proxy card bearing a later date than the original submitted proxy card, submit voting instructions again by telephone or the Internet, or attend the Annual Meeting and vote virtually. Attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote your shares. If you hold shares in street name, you must contact your bank, broker or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote virtually during the Annual Meeting.
13.
What is the quorum requirement for the Annual Meeting?

For business to be conducted at the Annual Meeting, a quorum must be present or represented by proxy. Under our Bylaws, the presence of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting attending virtually or represented by proxy at the Annual Meeting will constitute a quorum for the transaction of business. The number of outstanding shares of our common stock entitled to vote at the Annual Meeting is determined as of the Record Date. Abstentions and broker non-votes will be counted in determining whether a quorum is present for the Annual Meeting.
14.
What are my voting choices for each matter, and how does the Board recommend that I vote?

Proposal		Voting Choices	Board Recommendation
1	Election of the eight nominees named in this Proxy Statement to serve on the Company’s Board as directors for a one-year term expiring at the 2022 Annual Meeting of Stockholders.	With respect to each director nominee: For Against Abstain	For election of all eight director nominees
2	Ratification of the appointment of RSM as our independent registered public accounting firm for 2021.	For Against Abstain	For
3	Approve on advisory basis the Company’s executive compensation.	For Against Abstain	For

15.
What vote is required in order for the matters to be voted upon at the Annual Meeting to be adopted?

Proposal		Voting Requirements	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of the eight nominees named in this Proxy Statement to serve on the Company’s Board as directors for a one-year term expiring at the 2022 Annual Meeting of Stockholders.	With respect to each director nominee: Affirmative Vote of Majority of Votes Cast	No effect on outcome	No effect on outcome
2	Ratification of the appointment of RSM as our independent registered public accounting firm for 2021 .	Affirmative Vote of Majority of Votes Cast	No effect on outcome	Not applicable — brokers are permitted to vote on this matter without specific instruction from the beneficial owner
3	Advisory approval of the Company’s executive compensation.	Affirmative Vote of Majority of Votes Cast	No effect on outcome	No effect on outcome

16.
What happens if I abstain from voting?

If you submit a proxy and explicitly abstain from voting on any proposal, the shares represented by the proxy will be considered present at the Annual Meeting for the purpose of determining a quorum. Abstentions will not be counted as votes cast and therefore they will have no effect on the outcome of any proposal.
17.
What is a “broker non-vote”?

A “broker non-vote” occurs when a broker submits a proxy to the Company that does not indicate a vote for one or more of the proposals because the broker has not received instructions from the beneficial owner on how to vote on such proposals, and does not have discretionary authority to vote in the absence of instructions. Broker non-votes will be counted for the purposes of determining whether a quorum exists at the Annual Meeting, but because they are not votes that are cast, they will have no effect on the outcome of Proposals 1 and 3.
18.
How will my shares be voted?

If you specify a voting choice, your shares will be voted in accordance with that choice. If you sign, but do not indicate your voting preferences, then the persons named as proxies by our Board, Daniel R. Chard and Jason L. Groves (the “Named Proxies”), will vote your shares in accordance with the recommendations of the Board. If a matter to be considered at the Annual Meeting is timely submitted pursuant to Rule 14a-4(c)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), your proxy will authorize the Named Proxies to vote your shares in their discretion with respect to any such matter subsequently raised at the Annual Meeting. At the time this Proxy Statement was filed, we knew of no matters to be considered at the Annual Meeting other than those referenced in this Proxy Statement.
If you are a beneficial owner and you have not provided voting instructions to your broker, your broker may exercise discretion to vote your shares only with respect to routine matters. The ratification of RSM (Proposal 2) is considered a routine matter under applicable rules. Your broker does not have discretionary authority to vote your shares on non-routine matters. The election of directors (Proposal 1) and the advisory approval of the Company’s executive compensation (Proposal 3) are considered non-routine matters under applicable rules. Therefore, there may be “broker-non-votes” with respect to these matters. See “What is a broker non-vote?” for more information.
19.
Will I have dissenters’ rights?

No dissenters’ rights are available under the General Corporation Law of the State of Delaware, our certificate of incorporation or our bylaws to any stockholder with respect to any of the matters proposed to be voted on at the Annual Meeting.
20.
Are voting records confidential?

We require vote tabulators and the Inspector of the Election to execute agreements to maintain the confidentiality of voting records. Voting records will remain confidential, except as necessary to meet legal requirements, and in other limited circumstances such as proxy contests.
21.
Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and publish final results in a Current Report on Form 8-K following the Annual Meeting.
22.
What does it mean if I receive more than one Notice, proxy card or voting instruction form?

It means your shares are registered differently or are held in more than one account. To ensure that all of your shares are voted, please vote as instructed in each Notice or sign and return each proxy card (if you have requested and received paper copies of this Proxy Statement and a proxy card or voting instruction form). If you vote by telephone or on the Internet, you will need to vote once for each Notice, proxy card or voting instruction form you receive.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board is currently composed of eight directors. Our Board has set eight directors as the number to be elected at the Annual Meeting and, upon the recommendation of the Nominating/Corporate Governance Committee, has nominated the individuals named below for election as directors with terms expiring at the 2022 Annual Meeting of Stockholders and until their successors are elected and qualified. All nominees are currently directors of the Company and have been previously elected by our stockholders. Management has no reason to believe that any of the nominees are unable or unwilling to serve if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the Named Proxies will vote shares represented by proxies at the Annual Meeting for the election of such persons as designated by the Board.
The names of the nominees, along with their present positions, their principal occupations, current directorships held with other public corporations, as well as directorships during the past five years, their ages and the first year elected as a director, are set forth below. Certain individual qualifications, experiences and skills of our directors that contribute to the Board’s effectiveness and supports the Company’s strategy as a whole are also described below. The Nominating/Corporate Governance Committee considers numerous qualifications when considering candidates for the Board, including their qualifications, skills, experience, and tenure. The Board and the Nominating/Corporate Governance Committee believe that the combination of the various qualifications and experiences of the director nominees would contribute to an effective and well-functioning Board and that, individually and as a whole, the director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.
All director nominees exhibit:
•
Highest personal and professional ethical standards, integrity, and values;

•
Practical wisdom and mature judgment;

•
An appreciation of multiple cultures;

•
A commitment to sustainability and social issues;

•
Innovative thinking;

•
Knowledge of corporate governance requirements and practices; and

•
Diverse backgrounds, including experience in business, international operations, finance, product development, marketing and sales, and areas that are relevant to the Company’s global and direct-to-consumer activities.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, including making themselves available for consultation outside of regularly scheduled Board meetings, and should be committed to serve on the Board. Our nominees have a balanced mix of short and long tenure, ranging from 2 years to 8 years, as of the 2021 Annual Meeting. Each of the nominees for director is now a member of the Board of Directors, which met six times during 2020, and each of the nominees attended all of the Board meetings and Committee meetings held during the periods served by such nominee in 2020.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE EIGHT NOMINEES IDENTIFIED BELOW.

DIRECTOR NOMINEES

Lead Independent Director since:
June 2015
Director Since: 2015
Age: 60
Board Committees:
•
Audit Committee (Chairperson)

•
Executive Committee

Qualifications:   Mr. Brown brings to the Board extensive public and private company board experience and significant transactional experience.

Jeffrey J. Brown
Mr. Brown serves as a member of the Audit Committee and Executive Committee. He has also served as Lead Independent Director of the Company since June 2015. Mr. Brown is the Chief Executive Officer and founding member of Brown Equity Partners, LLC (“BEP”), which provides capital to management teams and companies needing equity capital.
Mr. Brown has 34 years of private equity and corporate governance experience. He has served as Chairman of the Board of 12 companies and on the Board of Directors of over 50 companies in both the public and private sectors. He has chaired the Audit, Compensation, Finance, and special committees of these organizations as well as been Lead Director. Mr. Brown directly invests equity and debt in operating companies and actively manages his investments in commercial, industrial and retail real estate.
Education:   Mr. Brown received his MBA from the Stanford University Graduate School of Business and graduated Summa Cum Laude with a BS in Mathematics from Willamette University.

Director Since: 2013 Age: 74 Board Committees: • Audit Committee Qualifications: Mr. Byrnes brings to the Board extensive financial experience from his long career in the banking industry.
Kevin G. Byrnes
Mr. Byrnes has more than 40 years of financial experience working in the retail and commercial banking industries. He was the Chairman of the Board of Bay Bank, with assets of approximately $500 million and 12 branches located in the Baltimore metropolitan area, from 2010 to 2015. Mr. Byrnes served as President/COO and Director of Provident Bank from 2002 to 2009. Provident, acquired by M&T Bank in May 2009, was the largest independent financial institution in the Maryland and Northern Virginia marketplaces at that time, with $6.5 billion in assets, 150 branches and 1,600 employees. Prior to serving at Provident Bank, Mr. Byrnes spent 25 years with the Chase Manhattan Bank in various executive management positions. Mr. Byrnes began his career at Bankers Trust Co. in New York.
Education:   Mr. Byrnes received a BBA from Pace University.

Chairman & Chief Executive Officer
Director Since: 2016
Age: 56
Board Committees:
•
Executive Committee
(Chairperson)

Qualifications:   Mr. Chard brings to the Board leadership skills and experience across operations, international, and marketing functions. He possesses extensive direct selling industry experience along with a strong background in consumer products.

Daniel R. Chard
Mr. Chard has served as the Chief Executive Officer of the Company since October 2016 and Chairman since 2020. Prior to joining the Company, Mr. Chard served as President and Chief Operating Officer at PartyLite, a portfolio company of The Carlyle Group, from October 2015 to October 2016. Mr. Chard also served as the President, Global Sales & Operations at Nu Skin Enterprises, Inc. (“Nu Skin”) from February 2006 to September 2015, President of Nu Skin Europe from July 2004 to January 2006, and in various other roles of increasing responsibility since he joined Nu Skin in 1998.
Education:   Mr. Chard holds a Bachelor of Arts in Economics from Brigham Young University and received an MBA from the University of Minnesota.

Director Since: 2015
Age: 57
Board Committees:
•
Nominating/Corporate Governance Committee
(Chairperson)

•
Compensation Committee

Qualifications:   Ms. Hallquist brings to the Board leadership skills, and significant experience in the direct marketing business model and the healthcare and nutritional supplement industry.

Constance J. Hallquist
Ms. Hallquist served as President and Chief Executive Officer of DNA Diagnostics Center from 2016-2019, one of the largest private DNA testing companies in the world, providing comprehensive DNA testing for paternity and family relationships, forensics, health & wellness, genetic traits of animals, and ancestry.
From 2012 to 2016, Ms. Hallquist was President and Chief Executive Officer of Healthy Directions LLC, previously a Helen of Troy company (NASDAQ: HELE). From 2010 to 2012, she served as Executive Vice President, Merchandising for Healthy Directions. From 2009 to 2010, she served as President of New Business Ventures, for Orchard Brands Corporation, a $1 billion catalog holding company, which in 2007 acquired Gold Violin LLC, a multi-channel retailer providing helpful products for independent living that Ms. Hallquist founded in 2000.
Education:   Ms. Hallquist received a BA in French Language & Literature from the University of Virginia and an MBA from the Darden Graduate School of Business Administration at the University of Virginia.

Director Since: 2018
Age: 65
Board Committees:
•
Audit Committee

Qualifications:   Mr. Hoer brings to the Board financial expertise and leadership skills as a former Controller, CFO, and later President. He also brings extensive international experience having worked throughout Asia including China, Singapore, Japan, Taiwan, and Hong Kong.

Michael A. Hoer
Mr. Hoer held various positions of increasing responsibility at Continental Grain Company from 1992 to 2007, where he most recently served as President — Continental Enterprises Ltd. & Managing Director — Conti Asia.
Mr. Hoer currently serves on the board of directors of Taiwan Fu Hsing Industrial Co. Ltd., Dynasty Petroleum Holdings LLC (as Chairman), First Western Advisors and Avantar, Utah USA. He also served on the board of directors of Beijing H-Hova Purification Technology Co. Ltd. from August 2012 to July 2016.
Education:   Mr. Hoer received a BA in Chinese and an MBA from Brigham Young University.

Director Since: 2015
Age: 63
Board Committees:
•
Compensation Committee
(Chairperson)

Qualifications:   Mr. Schlackman brings to the Board extensive executive leadership experience and expertise in the direct selling business.

Scott Schlackman
Mr. Schlackman is President of Scott Schlackman Global Consulting, LLC. Mr. Schlackman has also served as Vice Chairman of Image Skincare since January 2018.
From 2011 to 2013 he was President of Avon UK and Vice President of Liz Earle Products, which Avon acquired in March 2010, for the United Kingdom and Ireland. He was Regional Vice President for Global Sales Development WEMEA and Asia Pacific Regions for Avon in 2010. In his 30 years with Avon, Mr. Schlackman served in a variety of senior executive roles with Avon Products, Inc. in nine countries, a global manufacturer and marketer of beauty and related products.
Education:   Mr. Schlackman received a BS from the Wharton School of the University of Pennsylvania.

Director Since: 2019
Age: 56
Board Committees:
•
Compensation Committee

•
Nominating/Corporate Governance Committee

Qualifications:   Ms. Thomas brings to the Board considerable executive leadership experience along with a strong background in consumer products.

Andrea B. Thomas
Ms. Thomas is a marketing professor at the David Eccles School of Business at the University of Utah. She joined the university in 2016 after a 23-year career in brand management, retail marketing, innovation, and sustainability. She is a consultant bringing a unique approach of academia and experience working at a tremendous scale for Walmart, Inc., The Hershey Company, and PepsiCo, Inc.
Ms. Thomas served as a Senior Vice President at Walmart Stores from October 2007 until February 2016, leading teams in private brands, sourcing, sustainability and marketing. Prior to joining Walmart, she was Vice President of Global Chocolate for the Hershey Company where she was responsible for innovation for the company’s portfolio of global brands. Previously, Ms. Thomas spent 13 years at PepsiCo from May 1993 until February 2006, where she worked in brand management, innovation, and retail marketing at Frito-Lay and Pizza Hut, coordinating the NFL and Disney relationships.
Since September 2012, Ms. Thomas has served as a director of Children’s Miracle Network Hospitals and as a director of WesTech Engineering since October 2018. From September 2010 until October 2013, Ms. Thomas also served as a director of the Sustainability Consortium.
Education:   Ms. Thomas received a BA in mass communications from the University of Utah and an MBA in business administration from Brigham Young University. She received an honorary doctorate of humanities from the University of Utah in May 2013.

Director Since: 2018
Age: 57
Board Committees:
•
Nominating/Corporate Governance Committee

Qualifications:   Mr. Xian brings to the Board strategic management, business development, public relations and marketing skills. As a Chinese foreign-national, he also brings an understanding of the complexity of the Chinese government as he has worked throughout Asia, including Singapore.

Ming Xian
Mr. Xian is the Senior Internal Trainer of Sinochem Corporation and served as Chairman of Sinochem International (Overseas) Pte, Ltd. in Singapore from August 2008 to August 2010. Mr. Xian also served as Chief Strategy Officer of DSM Sinochem Pharmaceuticals from September 2011 to January 2017. He also served as Chairman of GMG Global from August 2008 to August 2010 and its Chief Executive Officer from August 2010 to August 2011.
Education:   Mr. Xian received a BS from Dalian Jiaotong University in China, a BEc from the University of International Business and Economy in China and a MEc from the Norwegian Management School in Norway.

INFORMATION CONCERNING OUR BOARD OF DIRECTORS
Director Independence
We are required to have a majority of independent directors serving on our Board and may only have independent directors serving on each of our Audit, Compensation, and Nominating/Corporate Governance Committees pursuant to the listing rules of the New York Stock Exchange (the “NYSE”) and, with respect to our Audit Committee and Compensation Committee, the rules and regulations existing under the Exchange Act.
Our Board undertook an annual review of our directors’ independence. The purpose of this review was to determine whether any relationships or transactions involving our directors (including their family members and affiliates) were inconsistent with a determination that such director is independent under the independence standards prescribed by the NYSE’s listing rules and our Corporate Governance Guidelines. Our Board also considered whether our Audit Committee and Compensation Committee members continue to satisfy the independence standards prescribed for audit committee and compensation committee members by the rules and regulations of the Exchange Act.
In making its determination, the Board considered not only the criteria for independence set forth in the listing rules of the NYSE, but also any other relevant facts and circumstances that may have come to the Board’s attention. These related transactions, relationships or arrangements between a director (or any member of their immediate family or any entity of which such director or one of their immediate family members is an executive officer, general partner or significant equity holder) on the one hand, and Medifast or any of its subsidiaries or affiliates, on the other hand, might signal potential conflict of interest, or might bear on the materiality of a director’s relationship to Medifast or any of its subsidiaries. The Board considered the independence issue not merely from the standpoint of the director, but also from that of the persons or organizations with which the director is affiliated.
Based on its review, our Board determined that each of our current directors, other than Mr. Chard, qualify as independent under the independence standards prescribed by the listing rules of the NYSE. Our Board also determined that each of Messrs. Brown, Byrnes, and Hoer, the current members of the Audit Committee, qualify as “independent” under the independence standards for audit committee members adopted by the SEC and that each of Mr. Schlackman, Ms. Hallquist, and Ms. Thomas, the current members of the Compensation Committee, qualify as “independent” under the independence standards for compensation committee members adopted by the SEC.
Board Leadership Structure
The Board believes that there is no one best leadership structure model that is most effective in all circumstances. The Board adheres to a flexible approach to the question of whether to separate the positions of Chairman and Chief Executive Officer (“CEO”) and the necessity of a lead independent director, and will consider a variety of factors in making a decision, including, but not limited to, the current performance of the Company and the experience, knowledge and temperament of the chief executive officer. The Board remains flexible and committed to a strong corporate governance structure and board independence. The Board is committed to adopting corporate management and governance policies and strategies that promote our effective and ethical management. In this regard, the Board strongly believes that it should have maximum flexibility in deciding whether the offices of Chairman and Chief Executive Officer are combined or separate and, if separate, whether the Chairman should be an independent director or an employee and whether the Company and its stockholders would benefit from a Lead Independent Director.
The roles of Chairman and Chief Executive Officer were separated in 2016 when Mr. MacDonald stepped down as Chief Executive Officer while remaining as Executive Chairman of the Board. The Board determined that it was in our best interests and our stockholders’ best interests to combine the roles of Chairman and Chief Executive Officer on December 10, 2020, following Mr. MacDonald’s resignation from the Board of Directors on December 7, 2020. Mr. Chard was appointed Chairman of the Board, in addition to his role of Chief Executive Officer, in light of Mr. Chard’s leadership, vision, and knowledge of the Company and its stockholders.

The Board believes that combination of the positions of Chairman and Chief Executive Officer serves the needs of the Company and its stockholders. As Chairman and CEO, Mr. Chard will serve as a key link between the Board and management. The Board has also determined that it is in the best interests of the Company and its stockholders to continue to maintain a Lead Independent Director.
Lead Independent Director
As noted above, the Board appointed Jeffrey J. Brown, as Lead Independent Director, effective June 17, 2015. The Lead Independent Director is responsible for facilitating and coordinating the activities of the independent directors. For the purpose of balancing the interests of the stockholders and management when the CEO also serves as the Chairman of the Board or when the Chairman is not deemed to be independent, the Lead Independent Director serves as Chairman for meetings of the independent directors separate from management and any directors that are not independent. The Lead Independent Director also represents the best practices regarding corporate governance, provides independent leadership to the Board, and performs such other duties and responsibilities as the Board may determine.
The principal responsibilities of the Lead Independent Director are as follows:
•
Act as the principal liaison between the independent directors of the Board and the Chairman & CEO;

•
Develop the agenda for and preside at executive sessions of the Board’s independent directors;

•
Communicate to the Chairman any and all feedback from the executive sessions;

•
Review and approve the agenda for Board meetings;

•
Participate in the Compensation Committee’s evaluation of the Chairman & CEO’s performance;

•
Respond to difficult and underperforming directors to improve the functionality of the Board;

•
Assist the Board in succession planning;

•
Preside at all meetings at which the Chairman & CEO is not present;

•
Retain the authority to call meetings of the independent directors;

•
Subject to the authority of any committee of the Board, recommend to the Board the retention of advisors and consultants who report directly to the Board;

•
As the Board determines, serve as a liaison and be available for consultation and direct communication with major stockholders;

•
Make recommendations to the Board on behalf of the independent directors; and

•
Undertake such further responsibilities that the independent directors may designate to the Lead Independent Director from time to time.

Director Education
Our Board believes in continuous improvement of board effectiveness and functioning as well as individual skills and knowledge. All new directors are required to participate in our director orientation program to familiarize them with the Company’s business, strategic plans, significant financial, accounting and risk management issues, ethics and compliance programs, principal officers, internal auditors and the Company’s independent registered public accounting firm. In addition, directors are encouraged to participate in outside continuing education programs to increase their knowledge and understanding of the duties and responsibilities of directors and the Company, regulatory developments and best practices.
Director Orientation
All new directors on the Board receive an orientation to the Company and training that is individually tailored, taking into account the director’s experience, background, education and committee assignments. The director orientation program is led by members of senior management and covers a review of our business, strategic plans, financial statements and policies, risk management framework and significant risks, regulatory matters, our independent registered public accounting firm, corporate governance and key policies and practices, as well as the roles and responsibilities of our directors.
THE COMMITTEES OF THE BOARD
The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Executive Committee. The Board has determined that each of the members of the Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee meets the standards of “independence” established by the NYSE as currently in effect. Additionally, the Board has determined that each of the members of the Audit Committee and Compensation Committee satisfy the independence standards prescribed for audit committee and compensation committee members by the rules and regulations of the Exchange Act.
The Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Executive Committee each operate under a charter adopted and approved by the Board. A copy of the charter for each committee can be obtained from the Company’s website (https://ir.medifastinc.com/governance-documents), or by sending a request to the office of General Counsel, Medifast, Inc., 100 International Drive, 18th Floor, Baltimore, Maryland 21202.
The following table identifies the current members for each committee.
Name	Audit	Compensation	Nominating/ Corporate Governance	Executive
Jeffrey J. Brown	Chair	—	—
Kevin G. Byrnes		—	—	—
Daniel R. Chard	—	—	—	Chair
Constance J. Hallquist	—		Chair	—
Michael A. Hoer		—	—	—
Scott Schlackman	—	Chair	—	—
Andrea B. Thomas	—			—
Ming Xian	—	—		—
Audit Committee
The present members of the Audit Committee are Jeffrey J. Brown (Chairperson), Kevin G. Byrnes, and Michael A. Hoer, all of whom have been determined by the Board to be “independent” within the meaning of applicable SEC rules and NYSE listing rules. The Board has also determined that each member of the Audit Committee is “financially literate” as required by the NYSE rules, and an Audit Committee Financial Expert within the meaning of applicable SEC rules based on, among other things, the business experience of such member.
The Audit Committee is responsible for, among other things, the review and oversight of the Company’s performance with respect to its financial responsibilities and the integrity of the Company’s accounting and reporting practices. The Audit Committee, on behalf of the Board, also appoints the Company’s independent registered public accounting firm, subject to stockholder ratification, at the Annual Meeting.
Compensation Committee
The present members of the Compensation Committee are Scott Schlackman (Chairperson), Constance J. Hallquist, and Andrea B. Thomas, all of whom have been determined by the Board to be “independent” within the meaning of the applicable SEC rules and NYSE listing rules.

The Compensation Committee is responsible for, among other things, reviewing and approving annually the corporate goals and objectives applicable to the compensation of our chief executive officer and determining the compensation of our chief executive officer based on the achievement of these goals, approving the compensation of our other executive officers, overseeing our incentive compensation plans and equity-based plans, and reviewing and recommending changes to the Board with respect to director compensation. For information regarding our Compensation Committee, including its processes and procedures for determining executive compensation, see “Compensation Discussion and Analysis.”
The Compensation Committee has the authority to delegate any of its responsibilities under its charter, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation Committee may deem appropriate in its sole discretion.
Nominating/Corporate Governance Committee
The present members of the Nominating/Corporate Governance Committee are Constance J. Hallquist (Chairperson), Andrea B. Thomas, and Ming Xian, all of whom have been determined by the Board to be independent within the meaning of the applicable NYSE listing rules.
The Nominating/Corporate Governance Committee is responsible for, among other things, recommending to the Board potential director nominees for election to the Board, recommending to the Board directors to serve on the various Board committees, advising the Board with respect to Board composition, procedures and committees, and developing and recommending to the Board corporate governance principles applicable to the Company.
Director Qualifications.   Director nominees are selected on the basis of, among other things, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding the Company’s global business environment, and willingness to devote adequate time and effort to Board responsibilities so as to enhance the Board’s ability to oversee and direct the affairs and business of the Company.
Diversity.   The Company does not maintain a separate policy regarding the diversity of the Board. However, the charter of the Nominating/Corporate Governance Committee requires that the Committee review the composition of the Board to ensure it has the “appropriate balance” of experience, skills, expertise, gender diversity, and racial diversity for the Board as a whole. Consistent with these guidelines, both the Nominating/Corporate Governance Committee and the full Board seek director nominees with distinct professional backgrounds, experience, and perspectives so that the Board as a whole has the range of skills and viewpoints necessary to fulfill its responsibilities. As part of our annual Board self-evaluation process, the Board evaluates whether or not the Board as a whole has the skills and backgrounds for the current issues facing the Company. The Board also evaluates its effectiveness with regard to specific areas of expertise.
Director Nomination Process.   Pursuant to our Corporate Governance Guidelines, our Nominating/Corporate Governance Committee reviews the qualifications of proposed director nominees to serve on our Board and recommends director nominees to our Board for election at the Company’s annual meeting of stockholders. The Board proposes a slate of director nominees to the stockholders for election to the Board, using information provided by the Nominating/Corporate Governance Committee.
In certain instances, a third party may assist the Nominating/Corporate Governance Committee or the Board in identifying potential director nominees. The Nominating/Corporate Governance Committee also considers potential nominations for director provided by the Company’s stockholders and submits any such suggested nominations, when appropriate, to the Board for approval. Stockholder nominees for director are evaluated using the same criteria described above. Stockholders wishing to recommend persons for consideration by the Nominating/Corporate Governance Committee as nominees for election to the Board can do so by writing to the Office of the Corporate Secretary, Medifast, Inc., 100 International Drive, 18th Floor, Baltimore, Maryland 21202 and providing the information and following the additional procedures set forth in the Bylaws, which are described in “Stockholder Proposals and Nominations for Director” in this Proxy Statement.

Executive Committee
The present members of the Executive Committee are Daniel R. Chard (Chairperson) and Jeffrey J. Brown.
The Executive Committee has all of the authority of the Board, except with respect to certain matters that by statute may not be delegated by the Board. The Executive Committee may meet periodically during the year to develop and review strategic operational and management policies for the Executive Committee.
Board and Committee Self-Assessments
Each year, the Board and the Board’s Audit Committee, Nominating/Corporate Governance Committee, Compensation Committee, and Executive Committee conduct self-assessments to evaluate their effectiveness and to identify opportunities for improvement. This self-assessment may be conducted in the form of written or oral questionnaires administered by Board members, management or third parties. Directors respond to questions designed to elicit information to be used in improving Board and committee effectiveness. Self-assessment topics generally include, among other matters, Board composition and structure, meeting topics and process, information flow, Board oversight of risk management and strategic planning, succession planning and access to management.
Director feedback solicited from the self-assessment process is discussed during Board executive sessions and, where appropriate, addressed with management. The Nominating/Corporate Governance Committee oversees the development and administration of the self-assessment process, including determining the format. More recently, the Nominating/Corporate Governance Committee has determined that written questionnaires are a highly effective method of conducting the self-assessments.
BOARD’S ROLE IN RISK MANAGEMENT
The Company takes a comprehensive approach to risk management and believes risk can arise in every decision and action taken by the Company, whether strategic or operational. The Company, therefore, seeks to include risk management principles in all of its management processes and in the responsibilities of its employees at every level. Our comprehensive approach is reflected in the reporting processes, by which our management provides timely and comprehensive information to the Board to support the Board’s role in oversight, approval, and decision-making.
The Board closely monitors the information it receives from management and provides oversight and guidance to our management team concerning the assessment and management of risk. The Board has delegated oversight for matters involving certain specific areas of risk exposure to its committees. Each committee reports to the Board at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight.
Our senior executives provide the Board and its committees with regular updates about the Company’s strategies and objectives and the risks inherent within them at Board and committee meetings and in regular reports. Board and committee meetings also provide a venue for directors to discuss issues with management. The Board and committees may call special meetings when necessary to address specific issues. In addition, our directors have access to Company management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues attend Board meetings to provide additional insight into items being discussed, including risk exposures.
The Board approves the Company’s high-level goals, strategies and policies to set the tone and direction for appropriate risk taking within the business. The Board and its committees then emphasize this tone and direction in its oversight of management’s implementation of the Company’s goals, strategies, and policies.
The Board is also monitoring the public health impact of the coronavirus outbreak (COVID-19). The health and wellbeing of our employees and stockholders are paramount.

CODE OF CONDUCT AND BUSINESS ETHICS AND CORPORATE GOVERNANCE GUIDELINES
Our Board has adopted a corporate Code of Conduct and Business Ethics applicable to our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees, as well as Corporate Governance Guidelines, in accordance with applicable rules and regulations of the SEC and the NYSE. The Code of Conduct and Business Ethics provides Board oversight over certain of the Company’s policies, relating to contracts, insider trading, the Foreign Corrupt Practices Act, business gifts and entertainment, business travel and expenses, outside employment and other volunteer or charitable activities. Each of our Code of Conduct and Business Ethics and Corporate Governance Guidelines are available on our website at https://ir.medifastinc.com/ by following the links through “Investor Relations” to “Corporate Governance.”
Any amendment to, or waiver from, a provision of the Company’s Code of Conduct and Business Ethics with respect to the Company’s principal executive officer, principal financial officer, principal accounting officer, or controller will be posted on the Company’s website (https://ir.medifastinc.com/).
TRANSACTIONS WITH RELATED PERSONS
The Board has established a process and certain procedures to identify any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, with a “related person” (as defined by the SEC’s rules and regulations). Under this process, in carrying out its oversight responsibilities, the Audit Committee reviews the Company’s identification of, accounting for, and disclosure of, its related party transactions (generally, transactions involving related persons that have a direct or indirect material interest), including issues involving potential conflict of interest involving officers and directors of the Company.
DIRECTOR MEETINGS AND ATTENDANCE
In 2020, our Board met six times, and our Board committees held the following number of meetings:
(i)
Audit Committee: four meetings;

(ii)
Compensation Committee: six meetings;

(iii)
Nominating/Corporate Governance Committee: six meetings; and

(iv)
Executive Committee: nine meetings.

Under our Corporate Governance Guidelines, directors are expected to regularly attend Board meetings and meetings of the Board committees on which they serve in person or by telephone conference, and all directors are expected to attend the Company’s annual meeting of stockholders. All directors serving at the time of the 2020 Annual Meeting of Stockholders attended the 2020 Annual Meeting of Stockholders on June 15, 2020. All of our current directors attended all of the meetings of the Board and the Board committees on which they served in 2020.
STOCKHOLDER OUTREACH
Throughout the year, we seek opportunities to connect with our stockholders to gain insights into current and emerging global governance trends. In 2020, we reached out to and engaged with stockholders and discussed with them a number of topics, including our executive compensation programs and corporate governance practices and programs. Below are some of the actions we took in response to stockholder feedback with respect to our corporate governance structure, practices and programs.

Topic	Stockholder Input	Board Response
Diversity	Investors have asked about our diversity and inclusion.
As of December 31, 2020:
•
43% of our independent Board members were racially diverse or women.

•
44% of our Officers were racially diverse or women.

In 2020, we established a relationship with an external partner to assess our working environment and identify opportunities in the area of DEI. We have also planned leadership trainings and workshops, to occur in 2021, that will establish the future framework for our DEI program. It is important to us that our DEI Program is meaningful and actionable, aimed at creating an empathetic, inclusive culture where different thoughts, ideas, experiences and identities are embraced, valued and celebrated. We believe that nurturing an inclusive environment means creating multiple pathways for two-way conversations between our team members and their peers as well as with leadership.

Capital Allocation Strategy	Investors have made comments about our capital allocation strategy.
During 2020, the Company paid $53.2 million in quarterly dividends and repurchased $5.0 million in common stock. In addition, the Company raised its quarterly dividend by approximately 26.0% to $1.42 per share in the first quarter of 2021.

ESG
Investors have asked about certain ESG factors that could potentially impact our business or create possible reputational risks. Across the public company environment, there is much greater interest in how issues of sustainability, Board, and operational governance and the company’s relationships with employees, partners, and other key stakeholders impact the ongoing success of any individual company. Communicating the Company’s focus on these issues, and its commitment to developing its approach to ESG matters will become increasingly important.

We are committed to operating in a sustainable manner and proactively working with the communities in which we operate. Our strategy integrates relevant environmental, social, and governance criteria to better manage risks and generate sustainable long-term value for our stockholders, Coaches, Clients, and employees. Our Board recognizes that our corporate purpose and culture play in the Company’s long-term success, and we believe that our ability to proactively manage risks and opportunities demonstrates the effective leadership and governance principles that long-term investors desire. The Nominating/Corporate Governance Committee is apprised of the Company’s charitable contributions, consistent with the Company’s mission and strategic goals. In 2021, the full Board was updated on corporate responsibility matters, including a discussion of related goals and industry trends.

EXECUTIVE OFFICERS
Except for Daniel R. Chard, who is also a director of the Company, Timothy G. Robinson, who previously served as the Company’s Chief Financial Officer, and Joseph P. Kelleman, who previously served as the Company’s interim Chief Financial Officer, the biographical information of the Company’s executive officers is below (listed alphabetically by last name).
William (“Bill”) M. Baker IV, age 49, has served as the Company’s Executive Vice President, Information Technology since August 2016. Prior to joining the Company, Mr. Baker was the Chief Information Officer for Tricore, from 2013 to 2016, where he served as a key member of the executive team and Chief Executive Officer of their software subsidiary. From 2010 to 2013, Mr. Baker was Vice President, Information Technology for Rodan and Fields. From 2007 to 2010, Mr. Baker was the Chief Information Officer for Arbonne International. Mr. Baker received his Bachelor of Science in Computer Information Systems from David Lipscomb University.
Claudia C. Greninger, age 48, has served the Company as Executive Vice President, Human Resources since October 1, 2019. Mrs. Greninger has over 20 years of experience in Global Human Resources, with deep expertise in the areas of change management, compensation design, global mobility and employee engagement across various industries. She was previously with Laureate Education as Vice President, Human Resources supporting the Global Corporate offices with over 5,000 employees worldwide where she served for over 10 years until 2019. Prior to that, she held positions at Fortune 500 companies including Johnson & Johnson, Citigroup and DoubleClick.
Jason L. Groves, Esq., age 50, has served as the Company’s Executive Vice President and General Counsel since November 2011, and Corporate Secretary since June 2015. Mr. Groves was also a director of the Company from 2009 to 2015 and served as a member of the Audit Committee from 2009 to 2011 and the Executive Committee from 2011 to 2015. Prior to joining Medifast in November 2011, Mr. Groves served as Assistant Vice President of Government Affairs for Verizon Maryland from 2003 until 2011 and in various other roles since he joined Verizon Maryland in 2001. Mr. Groves is also a United States Army veteran. He was a direct commissioned Judge Advocate in the United States Army Judge Advocate General’s (JAG) Corp. As a JAG Officer, he practiced law and had the distinction of prosecuting criminal cases in the District Court of Maryland as a Special Assistant United States Attorney. Over the course of three years, he received two Army Achievement Medals, and one Army Commendation Medal. Mr. Groves also sits on several non-profit boards including the Center Club of Baltimore and chairing his law school alma mater board of visitors. He recently completed nine years with the Anne Arundel Medical Center Board of Trustees. Mr. Groves received his Bachelor of Science degree, cum laude, in Hospitality Management from Bethune-Cookman University. He obtained his juris doctorate from North Carolina Central University School of Law and is a member of the New Jersey and District of Columbia bars as well as several bar associations.
Nicholas M. Johnson, age 41, has served as the Company’s Market President of OPTAVIA USA since January 2018, and Executive Vice President, Coach Success since February 2019. Mr. Johnson brings more than ten years of direct selling, marketing, and client relations experience to his role with the Company. Mr. Johnson is responsible for leading and developing the OPTAVIA organization in the United States and internationally, and partnering with the growing community of OPTAVIA Coaches to support them in the key areas of marketing communication, field development, and client services. Prior to joining the Company, Mr. Johnson served as the Vice President of Sales and Marketing of Nu Skin Enterprises, where he oversaw sales and marketing for 27 countries including the Middle East, Europe, and Africa. He has also held various leadership roles during his tenure at Nu Skin Enterprises including General Manager, Latin America and Director of Sales, USA.
Stephen K. Johnson, age 41, joined the Company as Vice President, Finance, in October 2019. Mr. Johnson has served as Vice President, Finance, and Chief Accounting Officer of the Company, since February 2020. From 2000 to 2009, he served in various audit-related roles at Ernst & Young LLP in Maryland and London. From 2009 to 2017, he served as the Worldwide Controller of SafeNet, Incorporated until its acquisition by Gemalto, at which time Mr. Johnson’s title was changed to Worldwide Controller, Identity, Data and Software services. Prior to joining the Company, Mr. Johnson was Vice President and Corporate Controller for Community Brands, Incorporated. Mr. Johnson is a Certified Public Accountant.

James P. Maloney, age 53, has served as the Company’s Chief Financial Officer since July 2020. Prior to joining the Company, Mr. Maloney served as Senior Vice President Chief Financial Officer of L.B. Foster Company, a publicly held global manufacturer and distributor of products and services for transportation and energy infrastructure. Prior to L.B. Foster Company, he served as Chief Financial Officer of First Insight, Inc., a privately held company providing consumer data to leading retailers and brands, where he continues to serve as a Board Advisor. Before joining First Insight, Mr. Maloney held roles at the H.J. Heinz Company (“Heinz”), including Vice President of Global Financial Planning and Supply Chain Finance, Director of Finance for Supply Chain for Heinz North America, and Controller of Heinz North America. He also held multiple roles in the U.S. and Europe at Ernst & Young LLP, including Senior Manager of the Assurance Practice. Mr. Maloney holds a Bachelor of Science degree from Clarion University and a Master of Business Administration degree from the University of Pittsburgh and is a Certified Public Accountant.
Anthony E. Tyree, age 55, has served as the Company’s Chief Marketing Officer since September 2018. Mr. Tyree brings more than 25 years of experience in global integrated marketing, brand strategy, product and platform innovation and portfolio revitalization across various business-to-business and consumer retail products. He is responsible for leading the company’s marketing, scientific and clinical affairs, nutrition support, product development and strategic planning and program management teams. Prior to joining Medifast, Mr. Tyree served as Vice President of Global Snacks at The Hershey Company, where he was responsible for accelerating Hershey’s health and wellness snack category across priority markets in North America, Brazil, China and India. Prior to this position, Mr. Tyree held various leadership roles at Fonterra LTD, Kraft Foods, Nabisco and the Kellogg Company, giving him extensive marketing and general management experience both domestically and abroad.
Lauren Walker, age 54, has served as the Company’s Executive Vice President, Supply Chain Operations since September 2020. Prior to joining the Company, Ms. Walker served as Chief Supply Chain Officer at Young Living Essential Oils, where she oversaw the company’s integrated supply chain as well as engineering, enterprise project management and new market expansion. Prior to Young Living Essential Oils, Ms. Walker held several roles with Amway Corporation, most recently serving as Vice President, Manufacturing & Technical Support Organization. She has also held various positions at industry leading companies including Office of Church & Dwight, Actavis (Alpharma) Pharmaceutical Group, Johnson & Johnson and Procter & Gamble. Ms. Walker is a recipient of the Utah Business Living Color Award and was recently named Woman of the Year by Impact Magazine.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis (“CD&A”)
Introduction
This Compensation Discussion and Analysis discusses our 2020 compensation programs as they relate to our Named Executive Officers or “NEOs.” By definition, “Named Executive Officers” refers to a corporation’s CEO and CFO and the three most highly compensated executive officers for the most recent year (other than the CEO and CFO). In connection with the appointment of Joseph P. Kelleman as Interim CFO effective April 1, 2020 and the appointment of James P. Maloney as CFO effective July 20, 2020, the Company has three individuals who served as CFO during portions of 2020. As a result, the Company has seven NEOs in this Proxy Statement. For 2020, our NEOs were:
•
Daniel R. Chard — Our Chairman and Chief Executive Officer

•
Timothy G. Robinson — Our Former Chief Financial Officer

•
Joseph P. Kelleman — Our Former Interim Chief Financial Officer

•
James P. Maloney — Our Chief Financial Officer

•
Anthony E. Tyree — Our Chief Marketing Officer

•
Nicholas M. Johnson — President, Coach and Client Experience

•
William (“Bill”) M. Baker IV — Our Executive Vice President, Information Technology

Compensation Actions in 2020
In 2020, the Company continued to enhance its executive compensation programs to improve clarity and to ensure competitiveness. The following is a brief summary of actions taken during 2020.
•
We made updates to our Executive Severance Plan to provide guidance on the treatment of partial months of service, standardized severance treatment among all non-CEO executives and provide guidance on the treatment of annual performance bonus. These changes were made to promote greater clarity for ease of administration and to enhance understanding for our executive officers.

•
We enhanced the Compensation Committee Charter to ensure it covers all the elements of executive compensation that the Committee must oversee, assess and make certain are reasonable.

•
We increased the equity holding requirements for our Board of Directors from 3 times the annual board retainer to 5 times the annual cash retainer.

We have monitored closely the impacts of COVID-19 to our business and considered possible implications to compensation. However, we concluded no changes related to our executive compensation program or performance targets were necessary in 2020. We continue to monitor the impacts of this pandemic on our workforce and our organization and will make decisions that keep the organization and our employees healthy and ready to deliver to our Coaches, Clients, and stockholders.
2020 Business Highlights
2020 was a year of continued accelerated growth for Medifast, resulting in strong financial results exceeding our expectations for both revenue and profit. Our revenue was $934.8 million for 2020 as compared to $713.7 million in 2019. Net income for 2020 increased $25.0 million to $102.9 million, or $8.68 per diluted share based on approximately 11.9 million shares, compared to $77.9 million, or $6.43 per diluted share for 2019 based on approximately 12.1 million shares. For the year of 2020, we paid a total of $53.2 million in quarterly cash dividends at $1.13 per share each quarter throughout the year. As of December 2020, the Company has issued 20 consecutive quarterly dividend payments to stockholders, and paid out to stockholders $139.0 million in cash dividends since December 2015.

2020 Performance Highlights (Growth from 2019)
2020 Management Changes
During 2020, we hired two new executive team members as we heightened our focus on identifying and hiring executives with targeted expertise and skills to join the team in order to develop a purpose driven culture and organizational framework that rewards high performance and a One Team mindset. Joining in July 2020, James P. Maloney brought considerable financial experience to the team. Mr. Maloney was appointed Chief Financial Officer and is responsible for the finance function, inclusive of accounting, financial planning and analysis, tax, treasury, internal audit, and investor relations. Joining in September 2020, Lauren Walker brought considerable supply chain experience to the team. Ms. Walker was appointed Executive Vice President, Supply Chain Operations, and is responsible for the oversight of our sourcing, manufacturing, distribution, and supply chain planning. In March 2020, Timothy G. Robinson, former Chief Financial Officer, left the Company. In July 2020, Joseph P. Kelleman, former interim Chief Financial Officer, left the Company.
Compensation Philosophy
We design our executive compensation program to attract, retain and motivate the talented executives who are necessary to drive results for our business and deliver on our commitments to our Coaches and Clients, and to align the interests of these executives with the interests of our stockholders. The largest portion of our executives’ compensation is variable and at-risk. Short-term and long-term incentives are tied to Company performance against operational and financial measures. We use an independent compensation consultant to provide analysis of our compensation program, plan design, and market competitiveness to ensure an alignment between executives’ interests and those of our stockholders. We believe establishing a One Team mindset and reinforcing that through our shared performance goals is critical for our executive leaders to remain focused on delivering against our mission.
We examined and reaffirmed the following elements of our compensation philosophy for 2020:
•
We take a consistent, job-level approach to compensation decisions with a simple compensation structure, designed to link pay to performance.

•
We target total compensation within a competitive range of the market median (50th percentile) of selected peers and relevant industry comparisons, with the flexibility to target compensation over market median for critical talent.

•
We emphasize “at-risk,” performance-based compensation where the majority of executive pay is delivered via annual bonus and equity compensation.

•
We grant annual equity awards that are comprised of 60% performance-vested awards and 40% time-vested awards.

•
We grant time-vested awards (in the form of restricted shares) to reinforce stock ownership, align executives’ interests with those of our stockholders, and improve the holding power of compensation with regards to key talent.

•
We grant performance-based deferred share awards to align executive pay with Company performance and incent executives to achieve pre-set performance goals, which drive stockholder value and align executive interests with those of our stockholders.

•
We use multiple performance measures that are operationally oriented, offering a balanced approach to focus on our long-term, consistent and sustainable growth strategy.

•
We share success in meaningful ways at every level of the organization.

Compensation Best Practices
✓
Pay-for-Performance.   A majority of the total target compensation for our CEO and other NEOs is based on company performance with respect to operational and financial measures, and on share performance.

✓
Dividends Paid Only on Earned Restricted Shares or Deferred Shares.   Dividends that accrue on performance-based deferred shares and time-based restricted shares are paid at the time and to the extent the underlying shares vest (if shares are forfeited, then any accrued dividends on such shares are forfeited).

✓
Double-Trigger Equity Awards.   The 2012 Plan includes a double trigger vesting provision in the event of a Change in Control (as defined in the 2012 Plan).

✓
Competitive Severance Benefits.   Severance benefits are provided to our NEOs in the event of certain qualifying terminations of employment.

✓
Annual Say-on-Pay Vote.   We hold an annual say-on-pay advisory vote so that we can regularly assess our stockholders’ approval of the design and effectiveness of our executive compensation program and make changes where necessary.

✓
No Excise Tax Gross-Up Payments.   Our executives will not be entitled to the payment of an excise tax gross-up under section 4999 of the Internal Revenue Code of 1986, as amended, if there is a change of ownership or control of Medifast.

✓
Stock Ownership Guidelines.   Our executives and non-employee directors are subject to our stock ownership guidelines, which require our CEO to hold stock worth 5x his annual salary; our other executives to hold stock worth between 1-3x their annual salaries; and our non-employee directors to hold stock worth 5x the amount of the annual cash retainer paid to the Board for one year of service.

✓
Clawback Policy.   Our clawback policy applies to our current and former executives.

✓
Anti-Hedging Policy.   Our insider trading policy contains an anti-hedging policy that prohibits our executives, non-employee directors, and all other employees from engaging in hedging, monetization transactions or similar arrangements involving our stock.

✓
Anti-Pledging Policy.   Our anti-pledging policy prohibits our executives and non-employee directors from pledging our stock as collateral for a loan or holding our securities in a margin account.

✓
No Supplemental Retirement Benefits.   We do not provide supplemental retirement benefits to our executives.

✓
No Excessive Perquisites.   We do not provide excessive perquisites to our executives.

✓
No Repricing of Stock Options.   The 2012 Plan prohibits repricing of underwater stock options without stockholder approval.

✓
No Guaranteed Bonus.   None of our NEOs is party to an agreement that provides for a guaranteed annual incentive bonus, and all annual incentive bonuses are paid based on performance.

Executive Compensation
In today’s rapidly changing marketplace, it is important to locate and secure talented executive leaders who will be able to steer our Company to long-term success, help the Company build a culture that can power our strategic and growth vision, and provide positive returns for our stockholders. Our executive compensation program is designed to attract, retain, and motivate these highly qualified executives, and to align their interests with the interests of our stockholders and cultivate a One Team mindset.
•
Attract:   We compete with other companies in our industry for talent, and many of these companies are much larger than us from a revenue perspective. We offer our executives competitive compensation packages so that we can attract the talent needed to deliver quality results and position our company to succeed now and into the future.

•
Retain:   A stable management team benefits our strategic long-term goals and ensures that we are managed by executives who have a deep knowledge and understanding of our Company and the ability to make well-informed decisions. We retain our executives by providing them competitive pay packages, and tying a portion of their compensation to their long-term service with the company.

•
Motivate:   We believe in pay for performance. A large percentage of our executives’ compensation is based on our performance. The only fixed element of compensation for our executives is base salary, with the remainder of compensation based on our financial performance (our executive cash bonus plan and performance-based long-term incentives) and the value of our stock (the retention awards granted to our senior executives periodically, and time-based restricted shares and performance-based deferred shares). Placing a majority of our executives’ pay at risk incentivizes our executives to work to achieve our stated business objectives and create stockholder value. We also believe in nurturing a dynamic work environment that encourages leaders to participate in our purpose as an organization and bring meaning to their daily work. We do this by investing in their learnings and touch points with our Coach and Client community, and giving them opportunities to participate in community service that is about sharing our mission with others.

•
Align Executive Interests with Stockholder Interests:   It is vital for our executives to make decisions that will create positive results for our stockholders. We believe that the best way to ensure that our executives understand the pressing concerns of stockholders is for our executives to be stockholders themselves, and to have a meaningful proportion of their compensation paid in stock. Since much of the value of the executives’ compensation is dependent on our stock price, our executives are motivated to increase long-term company value. Our executives are also required to own stock with a value equal to a multiple of their base salaries during the period that they are executives at Medifast, which ensures that our executives’ interests remain aligned with stockholder interests.

Pay for Performance
Accountability is one of the Company’s core values, therefore our executive compensation is linked to executive and Company performance. We provide fair and equitable compensation to our executives by providing our executives with competitive levels of base salary, target annual incentive bonus, target stock-based long-term incentives, and total target compensation. The Compensation Committee has designed our executive compensation program so that performance-based and other variable pay elements (annual incentive bonus and equity-based awards) constitute a significant portion of each executives’ total target compensation.
The total amount of compensation each executive could receive with respect to a fiscal year is variable based on our performance, which motivates our executives to achieve performance goals and create value for our stockholders. The annual incentive bonus rewards are earned by our executives for the achievement of short-term performance goals, and will not be paid unless threshold performance levels are achieved. The annual incentive plan ties the level of bonus payout to the level of achieved performance, with higher payout levels reflecting superior performance. The long-term performance-based, equity-based awards reward our executives for achieving long-term performance goals and increasing stockholder value.
Our executive compensation program for 2020 aligns pay with performance. As shown below, 81% of our CEO’s total target compensation is variable based on Company performance (61% for our other NEOs’), and 62% of our CEO’s long-term incentive awards (36% for our other NEOs’) vest solely upon the achievement of long-term performance metrics.

Company Performance and CEO Pay
We strive to ensure that there is long-term alignment between CEO pay and company performance. CEO pay should not outpace the return to our stockholders. As we have refined our executive compensation program over the past several years, we continue to monitor CEO pay as it relates to our performance to ensure this alignment.
Our increase in total stockholder return (TSR) over the past five years has outpaced our CEO pay. Since 2019, our executive compensation program has incorporated long-term incentives with overlapping three-year performance periods, which links CEO pay to long-term achievement of stockholder value.
The indexed total stockholder return is based on the amount that a stockholder would have at the end of each fiscal year, assuming $100 was invested on December 31, 2015, and the amount would be $744.79 as of December 31, 2020.
The amounts in the “CEO Pay” column include: (a) base salary; (b) actual cash bonus earned for the applicable year; (c) the grant date fair value of equity awards that were granted during the applicable year; and (d) all other compensation paid (or earned) during the applicable year. Amounts for years 2018-2020 reflect what was included in the “Summary Compensation Table” in the section “Executive and Director Compensation Tables.”

How We Make Compensation Decisions
Role of Compensation Committee
The Compensation Committee is responsible for developing and approving the executive compensation program for all executive officers, including the NEOs, and for reviewing, approving and, where appropriate, recommending to the full Board for approval, our incentive compensation and equity-based plans. The Compensation Committee is also responsible for the creation and periodic review of the overall executive compensation philosophy, the analysis and assessment of any material risk to the Company related to our compensation program, and the determination of the components and levels of executive compensation for the CEO and other executive officers.
Role of Management
The Compensation Committee works closely with members of our management team in designing our executive compensation program, including Mr. Chard, our CEO, Mr. Maloney, our CFO, and Ms. Greninger, our Executive Vice President, Human Resources, and will continue to work with members of our management team in the future. Our CEO evaluates the performance of our executives (other than his own performance), and makes recommendations as to the compensation levels of each executive (other than himself) and the goals for our short-term and long-term incentives. The advice of our CEO is important in order for the Compensation Committee to design compensation programs that align to corporate goals and our strategic direction. All compensation decisions are made by the Compensation Committee in its sole discretion.
Role of Compensation Consultants and Survey Data
In 2020, the Compensation Committee worked with Meridian Compensation Partners, LLC (“Meridian”), an independent executive compensation consultant, as its independent compensation consultant to continue to closely monitor developments and trends in executive compensation and to provide recommendations for appropriate adjustments to the Company’s executive compensation program, policies, and practices in line with the Company’s business and talent strategies and investor expectations. The Compensation Committee evaluated the independence of Meridian and concluded that no conflict of interest existed that would prevent Meridian from independently advising the Compensation Committee. Meridian does not provide services to Medifast other than as the independent consultant to the Compensation Committee.
Use of Peer Group
The Compensation Committee assesses each executive’s total target compensation (which includes base pay, annual incentive target bonus and stock-based long-term incentives) against our compensation peer group, to the extent relevant data is available. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining executive leadership with a competitively attractive compensation package. The Company sets total target compensation for each NEO near the median of our compensation peer group, with the mix of pay (base pay, annual cash incentives and stock-based long-term incentives) designed to reflect a strong bias towards pay for performance by placing a majority of total target compensation at risk.
Each year, the Compensation Committee reviews and approves our compensation peer group. The Compensation Committee selected 2020 peer group companies that met the following criteria: (1) industry (healthy living and wellness companies and general weight-loss industry companies); (2) revenue (approximately 1/2x to 2x our annual revenue); and (3) business model (with an emphasis on direct selling consumer product companies). As part of Meridian’s engagement, the compensation consultant reviewed the compensation peer group for continued appropriateness. As a result of this review, the Compensation Committee approved a seventeen company compensation peer group in 2019 for 2020 compensation. Three of the peer group companies have since been acquired, as notated below, and therefore have been removed for future pay decisions. Our peer group companies, their respective industries, revenue, and market caps are illustrated below.
2020 Peer Group		Revenue (LTM) ($M)	Market Cap ($M)
Company (n = 17)	Industry
Herbalife Nutrition Ltd.	Personal Products	$5,351	$5,844
Nu Skin Enterprises, Inc.	Personal Products	$2,417	$2,788
1-800-FLOWERS.COM, Inc.	Internet and Direct Marketing Retail	$1,858	$1,681
Tupperware Brands Corporation	Housewares and Specialties	$1,668	$1,593
WW International, Inc.	Specialized Consumer Services	$1,387	$1,661
USANA Health Sciences, Inc.	Personal Products	$1,095	$1,622
The Simply Good Foods Company	Packaged Foods and Meats	$896	$3,002
Duluth Holdings Inc.	Internet and Direct Marketing Retail	$642	$347
Inter Parfums, Inc.	Personal Products	$533	$1,908
Farmer Bros. Co.	Packaged Foods and Meats	$460	$82
Blue Apron Holdings, Inc.	Internet and Direct Marketing Retail	$439	$99
Nature’s Sunshine Products, Inc.	Personal Products	$375	$294
PetMed Express, Inc.	Internet and Direct Marketing Retail	$312	$644
e.l.f. Beauty, Inc.	Personal Products	$292	$1,286
Nutrisystem, Inc.(1)	Internet and Direct Marketing Retail	—	—
Shutterfly, Inc.(2)	Internet and Direct Marketing Retail	—	—
Vitamin Shoppe, Inc.(3)	Specialty Stores	—	—
75th Percentile		$1,598	$1,851
Median		$769	$1,607
25th Percentile		$445	$421
Medifast, Inc.	Personal Products	$841	$2,301
Percent Rank		52%	80%

Notes:
(1)
Nutrisystem was acquired by Tivity Health

(2)
Shutterfly was acquired by Apollo

(3)
Vitamin Shoppe was acquired by Franchise Group

Elements of Executive Compensation
Our executive compensation program has three main elements: base salary, annual incentive bonus, and long-term equity awards.
Base Salary
Base salary is a level of annual cash compensation that recognizes an individual’s role, skill, performance, contribution and leadership, and is the only element of fixed compensation that we provide to our NEOs.
The Compensation Committee evaluates each of our NEOs’ base salary on an annual basis, taking into account (i) the NEO’s role and responsibilities; (ii) the NEO’s level of performance, achievements, and contributions to the Company; (iii) current market data from our compensation peer group; and (iv) the NEO’s total target compensation.

Base salary for each NEO, as well as the amount of base salary increase during 2020, is illustrated below:
Executive Name	Role	Salary 12/31/2019 ($)	2020 Increase (%)	Salary 12/31/2020 ($)
Daniel R. Chard	Chairman & Chief Executive Officer	850,000	3	875,500
Timothy G. Robinson	Former Chief Financial Officer	415,000	3	427,450(2)
Joseph P. Kelleman	Former Interim Chief Financial Officer	231,776	4	241,047(3)
James P. Maloney	Chief Financial Officer	N/A	N/A	425,000
Anthony E. Tyree	Chief Marketing Officer	350,000	3	360,500
Nicholas M. Johnson(1)	President, Coach & Client Experience	270,000	33	360,000
William (“Bill”) M. Baker IV	Executive Vice President, Information Technology	340,000	3	350,200

(1)
Mr. Johnson received a promotion effective January 1, 2020 to President, Coach & Client Experience and received a 16.7% salary increase. On September 9, 2020, he received a market adjustment of 14.3%.

(2)
Mr. Robinson left the Company as of March 31, 2020.

(3)
Mr. Kelleman left the Company as of July 31, 2020.

Annual Incentive Bonus
Our annual incentive bonus plan is designed to reward our NEOs for the achievement of critical short-term financial goals and other corporate objectives that support the long-term sustainability of the Company. The Compensation Committee, with input from the Former Chairman, determined each NEO’s target bonus opportunities, taking into account benchmark data from our compensation peer group and the NEO’s contribution to current and long-term corporate goals. The table below shows each NEO’s 2020 target bonus opportunity, expressed as a percentage of base salary:
Executive Name	Role	Target Opportunity (% of Base Salary)
Daniel R. Chard	Chairman & Chief Executive Officer	100
Timothy G. Robinson	Former Chief Financial Officer	70
Joseph P. Kelleman	Former Interim Chief Financial Officer	40
James P. Maloney	Chief Financial Officer	70
Anthony E. Tyree	Chief Marketing Officer	70
Nicholas M. Johnson	President, Coach & Client Experience	70
William (“Bill”) M. Baker IV	Executive Vice President, Information Technology	50
The financial targets for the annual cash incentives were set based on the annual budget approved by the Board during the first quarter of 2020. For 2020, the Compensation Committee selected Net Revenue and Operating Income performance measures to focus the NEOs to achieve profitable growth, which we believe drives sustainable performance. The table below shows the threshold, target and maximum performance goals for each financial measure in the annual incentive plan (in millions, except for percentages).
Performance Measures	Threshold 50%	Target 100%	Maximum 200%	Weight
Revenue ($)	721.0	750.0	800.0	40%
Operating Income ($)	97.3	101.3	108.0	60%
At threshold performance, each NEO would earn half of their target bonus opportunity and at maximum performance each NEO would earn 2x their target bonus opportunity. If threshold performance is not achieved for each performance goal, no cash incentive would be paid to the NEOs.

In light of our significant growth and strong performance, in 2020, the Company achieved $934.8 million in Revenue and $141.2 million in Non-GAAP adjusted income from operations (with a GAAP income from operations of $134.2 million), which exceeded the maximum performance level for each metric. Bonus calculation included Non-GAAP exclusions of costs incurred related to our CFO transition and an activist investor. As a result, the Compensation Committee approved an annual incentive bonus payment for each NEO in an amount equal to 200% of their respective target bonus opportunity.
Long-Term Equity Awards
Our long-term incentive compensation is intended to incentivize our NEOs to achieve key financial goals and to enhance stockholder value. Each year, the Compensation Committee sets each NEO’s long-term target value based on benchmark data from our compensation peer group and the NEO’s contribution to current and long-term corporate goals. Our equity mix is 60% performance-based equity awards and 40% time-based equity awards. We believe this higher emphasis on performance-based awards drives greater alignment around stockholder value and accountability for achieving our goals as One Team.
The table below shows each NEO’s long-term target value and the allocation of that value between time-based shares and performance-based shares.
Name	Long-Term Target Value ($)	Time-Based Restricted Shares (#)	Performance-Based Deferred Shares (#)
Daniel R. Chard	2,932,925	11,359	17,038
Timothy G. Robinson	427,450	1,655	2,483
Joseph P. Kelleman	46,355	449	—
James P. Maloney	425,000	1,192	1,787
Anthony E. Tyree(1)	360,500	1,609	2,414
Nicholas M. Johnson	315,000	1,220	1,830
William (“Bill”) M. Baker IV	262,650	1,017	1,526

(1)
Mr. Tyree received a grant above target, an additional $55,000 in value, to keep his compensation package in line with market practice and to preserve desired pay mix between long-term and short-term compensation vehicles.

Performance-Based Deferred Shares
•
The 2020 performance-based grants are earned to the extent performance goals are achieved over a three-year performance period. Each NEO was granted a target number of 2020 performance-based deferred shares and may earn between 50% and 200% of the target number depending upon achieved performance against pre-determined performance goals. However, if threshold performance is not achieved for both performance goals, then no 2020 performance-based deferred shares will vest. The Compensation Committee approved the following performance goals for the 2020 performance-based awards: (i) revenue; and (ii) operating income. The Compensation Committee determined that the “Active Earning Coaches” metric as previously disclosed was no longer an appropriate measure nor highly correlated to our ability to deliver against our financial goals, hence this metric was dropped in 2020. The Company believes the financial metrics of revenue and operating income are well aligned with stockholder value creation and are currently the best indicators of Company performance annually and over multi-year periods. We are continually reviewing financial and non-financial measures for use in our incentive compensation which may further enhance our ability to incentivize greater operational excellence. The number of earned and vested performance awards is paid in a like number of shares of our common stock. Generally, an NEO must be continuously employed through the end of the performance period to receive a distribution of shares.

Time-Based Restricted Shares
•
The 2020 time-based restricted stock grants vest ratably over a three-year period. On each vesting date, the restriction with respect to a portion of the shares will lapse. Generally, a named executive officer must be continuously employed through each vesting date for the restrictions to lapse.

Retirement Benefits
Each NEO may participate in the Company 401(k) retirement plans on the same terms and conditions, including Company matching provisions, as other employees. In 2020, the Company introduced a new retirement treatment provision as part of our equity grants which would allow all equity eligible team members, including the NEOs, to receive prorated vesting on their current equity holdings should they meet the following criteria: (i) employee has attained age of 55; (ii) sum of age and service is equal to 70; (iii) job performance is satisfactory; and (iv) intent to retire is given with one year of notice. The Company provides no other retirement benefits to our NEOs.
Severance Benefits
We maintain, and in September 2020, the Compensation Committee amended, the Medifast Executive Severance Plan (the “Severance Plan”) pursuant to which severance benefits are provided to our CEO, the other NEOs and certain executives at the Executive Vice-President level or above who report directly to the CEO (other than the former CFO, whose employment agreement had severance provisions that remained in effect until his termination of employment) upon certain terminations of employment, including a termination by the Company without “cause” or by the executive for “good reason.”
The Severance Plan was designed with an eye towards severance plans and policies in the market, so that the severance benefits provided under the Severance Plan are market competitive. In our industry, companies typically cover their executive officers under severance agreements. Severance benefits provide economic security for our NEOs during times of uncertainty, which allow them to focus their attention on leading and managing the Company. In addition, we believe that the Severance Plan is an important factor in the retention of our executives while remaining within market norms.
Under the Severance Plan, as amended, upon a termination without “cause” or by the executive for “good reason” that occurs prior to a “change in control” (as defined in the Severance Plan), subject to the executive’s execution of a release of claims, the executive would be entitled to: (i) a lump sum cash payment equal to 1 times (1.5 for our CEO) the sum of the executive’s annual base salary and target bonus; (ii) acceleration and vesting of all unvested stock options; (iii) pro-rata vesting of all unvested time-based restricted shares; and (iv) pro-rata vesting of all unvested performance-based deferred shares, based on the actual achievement of the performance factors. If the termination without “cause” or by the executive for “good reason” occurs during the two-year period following a “change in control”, subject to the executive’s execution of a release of claims, the executive would be entitled to: (i) a lump sum cash payment equal to 1.5 times (2.5 times for the CEO) the sum of the executive’s annual base salary and target bonus; (ii) acceleration and vesting of all unvested stock options; (iii) acceleration and vesting of all unvested time-based restricted shares; and (iv) pro-rata vesting of all unvested performance-based deferred shares, based on the target level of achievement.
Other Compensation
In 2020, we provided to our NEOs group health, life, and disability insurance coverage, each on the same terms as is provided to all of the Company’s employees.
Stock Ownership Guidelines
Our Compensation Committee adopted stock ownership guidelines in 2016, which were updated in December 2020 to reflect market best practices. We believe that these stock ownership guidelines will help to align the interests of our executive officers and non-employee directors with the interests of our stockholders by requiring our executive officers and non-employee directors to accumulate and maintain a significant ownership stake in our Company.

Within five years of becoming subject to the stock ownership guidelines, each executive officer and non-employee director must meet the following stock ownership requirements:
Position	Target Value of Stock Held
Chief Executive Officer	5x annual salary
Direct reports to CEO	3x annual salary
Other Section 16 Officers	1x annual salary
Non-Employee Directors	5x amount of annual cash retainer
Stock held directly by the executive officer or director will be considered in determining compliance with the guidelines, as will restricted shares, shares received upon the exercise of stock options, shares underlying performance-based deferred shares (if the performance criteria have been satisfied), and shares held by an affiliate for the benefit of the individual. Unvested stock options will not be considered, but vested stock options will be treated as the equivalent to one-half of a share.
Until the executive officer or non-employee director satisfies the ownership guidelines, he or she will be required to hold at least 50% of the shares acquired under an equity or equity-based award (net of exercise price for options and taxes). If an executive officer or director fails to meet the ownership guidelines within five years of becoming subject to them, he or she will be required to continue to hold all of his or her shares of our stock, including shares subject to equity or equity-based awards following vesting, until he or she is in compliance with the guidelines. All NEO’s are in compliance with or making reasonable progress towards meeting these guidelines.
Clawback Policy
We maintain a clawback policy that applies to all of our current and former executive officers, and any other senior executives or employees who are deemed subject to the policy by the Board. This policy provides that, in the event that we are required to prepare an accounting restatement of our financial statements due to our non-compliance with any financial reporting requirement, the Board will require reimbursement or forfeiture of all or a portion of all incentive compensation received by a covered executive during the three-year period prior to the restatement provided that, for senior executives or employees, the Board determines that the employee engaged in negligence, misconduct, wrongdoing or a violation of any of the Company’s rules or of any applicable legal or regulatory requirements in the course of such employee’s employment with the Company or a breach of fiduciary duty to the Company by the employee. In addition, if the Board determines that an executive officer has breached his or her fiduciary duties of care and loyalty, the Board may seek to recoup incentive compensation from such executive officer.
Anti-Hedging Policy
Our insider trading policy contains a strict anti-hedging policy, which prohibits employees (including executives) and directors from engaging in hedging, monetization transactions or similar arrangements involving our stock, including short sales, margin transactions, and buying put or call options. Without limitation, the prohibition on hedging includes any financial instruments or other transactions that hedge or offset, or are designed to hedge or offset, any position relating to company securities (including compensation awards), including prepaid variable forward contracts, equity swaps, collars, puts, calls, and other derivative instruments and exchange funds.
Anti-Pledging Policy
We maintain an anti-pledging policy, which prohibits our executives and non-employee directors from pledging our stock as collateral for a loan or holding our securities in a margin account.

Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee was an officer or employee while serving on the Compensation Committee during Fiscal Year 2020, or has ever been an officer of Medifast or its subsidiaries. No executive officer of Medifast has served as a director or a member of the Compensation Committee of another entity that has one or more executive officers who are also members of our Board or Compensation Committee.
Compensation Committee Report
We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in the Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Based on the review and discussions referred to above, we recommend to the Board that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
The Compensation Committee,
Scott Schlackman, Chairman
Constance J. Hallquist
Andrea B. Thomas

ANALYSIS OF RISK INHERENT IN OUR COMPENSATION POLICIES AND PRACTICES
The Compensation Committee has conducted a risk assessment of all of our compensation policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model. Based upon that review and a review by management of the Company’s internal controls, the Compensation Committee has concluded that the Company’s compensation programs do not encourage executives or other employees to take inappropriate risks that are reasonably likely to have a material adverse effect on the Company.
The Compensation Committee based its conclusion on a variety of factors, including the following specific aspects of the Company’s compensation practices:
•
Our annual incentive compensation program is based on balanced performance metrics that promote disciplined progress towards longer-term Company goals;

•
We do not offer significant short-term incentives that might drive high-risk investments at the expense of long-term Company and stockholder value;

•
At the senior management and executive levels, our compensation programs are weighted towards offering incentives that reward sustainable performance by requiring continued service to receive payment; and

•
All of our compensation awards are capped at reasonable and sustainable levels, as determined by a review of our economic position and prospects, as well as the compensation offered within our peer group and by comparable companies.

EXECUTIVE AND DIRECTOR COMPENSATION TABLES
Summary Compensation Table (2020, 2019, and 2018)
The following table sets forth the annual and long-term compensation for the last three fiscal years of the Company’s Chief Executive Officer, the Former Chief Financial Officer, the Former Interim Chief Financial Officer, the Chief Financial Officer, the Chief Marketing Officer, the President, Coach & Client Experience, and the Executive Vice President, Information Technology. These individuals are our “Named Executive Officers” for fiscal year 2020. Mr. Tyree was not an NEO prior to 2018 and Mssrs. Kelleman and Maloney were not NEO’s prior to 2020, therefore their compensation for the corresponding years are not included in the table below.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Daniel R. Chard Chairman and Chief Executive Officer	2020	909,173	—	2,865,825	—	1,751,000	22,876	5,548,874
	2019	842,596	—	2,629,465	—	1,155,150	42,782	4,669,993
	2018	675,000	—	—	—	1,350,000	193,375	2,218,375
Timothy G. Robinson(4) Former Chief Financial Officer	2020	143,816	—	30,175	—	—	847,496	1,021,487
	2019	412,952	—	427,976	—	394,790	17,102	1,252,820
	2018	366,598	—	85,350	75,646	513,237	26,353	1,067,184
Joseph P. Kelleman(5) Former Interim Chief Financial Officer	2020	164,358	75,000	6,762	—	112,231	12,845	371,196

James P. Maloney Chief Financial Officer	2020	187,981	—	496,510	—	266,620	9,178	960,289

Anthony E. Tyree Chief Marketing Officer	2020	373,961	—	406,001	—	504,700	15,143	1,299,805
	2019	350,000	—	360,994	—	332,955	12,079	1,056,028
Nicholas M. Johnson President, Coach & Client Experience	2020	339,231	—	307,806	—	504,000	18,712	1,169,749
	2019	267,462	100,000	139,338	—	183,465	13,610	703,875
	2018	198,692	—	337,778	500,255	124,274	139,991	1,300,990
William (“Bill”) M. Baker IV Executive Vice President, Information Technology	2020	363,277	—	256,640	—	350,200	16,298	986,415
	2019	339,073	—	351,032	—	231,030	12,689	933,824
	2018	318,080	—	28,672	25,215	286,272	20,507	678,746

(1)
Amounts shown represent the aggregate grant date fair value of the stock awards in the year indicated, computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 8 of the Notes to Consolidated Financial Statements included in the 2020 Annual Report. The values do not correspond to the actual value that will be recognized by the NEOs at the time such awards vest. With respect to the performance-based awards granted in 2020, the value included in this column reflects the target level of performance. The grant date fair value of the 2020 performance-based awards at the maximum level of performance is equal to the following: for Mr. Chard, $3,438,950; Mr. Robinson, $41,781; Mr. Maloney, $595,679; Mr. Tyree, $487,242; Mr. Johnson, $369,367; and Mr. Baker, $308,008.

Mr. Robinson vested in 92 of the restricted shares granted in 2020 at the termination of his employment and is eligible to vest in a pro rata portion of the performance-based deferred shares granted in 2020 based on company performance, but the remainder of his restricted share and performance-based deferred share grants in 2020 were forfeited upon his termination of employment.
(2)
Amounts shown represent the aggregate grant date fair value of the option awards in the year indicated, computed in accordance with FASB ASC Topic 718. The values do not correspond to the actual value that will be recognized by the NEOs at the time such options are exercised.

(3)
Amounts reported in this column represent accrued cash dividends on unvested shares, the Company’s matching contributions under the 401(K) plan, holiday bonuses consistent with those provided to other employees generally, relocation expenses, contributions to group term life insurance and health savings accounts.

Mr. Chard’s all other compensation total for 2020 includes group term life insurance contributions, $1,500 in health savings account contributions, $11,400 in matched 401(k) plan contributions made by the Company, and $9,038 in accrued cash dividends on unvested restricted shares, which will be paid when and if the underlying awards vest.
Mr. Robinson’s all other compensation total for 2020 includes his severance payment of $726,665, $11,400 in matched 401(k) plan contributions made by the Company, $1,500 in health savings account contributions, $8,805 in accrued cash dividends on unvested restricted shares, a prorated bonus payout of $74,804, and $24,044 for COBRA.
Mr. Kelleman’s all other compensation total for 2020 includes $10,580 in matched 401(k) plan contributions made by the Company and $399 in accrued cash dividends on unvested restricted shares.
Mr. Maloney’s all other compensation total includes for 2020 $5,885 in matched 401(k) plan contributions made by the Company and $635 in health savings account contributions.
Mr. Tyree’s all other compensation total includes for 2020 $10,677 in matched 401(k) plan contributions made by the Company and $3,528 in accrued cash dividends on unvested restricted shares.
Mr. Johnson’s all other compensation total includes for 2020 $11,400 in matched 401(k) plan contributions made by the Company, $1,538 in health savings account contributions and $5,556 in accrued cash dividends on unvested restricted shares.
Mr. Baker’s all other compensation total includes for 2020 $11,400 in matched 401(k) plan contributions made by the Company and $4,570 in accrued cash dividends on unvested restricted shares.
(4)
Mr. Robinson’s employment with the Company ceased on March 31, 2020.

(5)
Mr. Kelleman’s employment with the Company ceased on July 31, 2020.

2020 Grants of Plan-Based Awards Table
The following table outlines the cash incentive awards and equity-based awards granted to the NEOs during fiscal 2020. All equity-based awards were granted under the 2012 Plan, which was approved by stockholders.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Daniel R. Chard		437,750	875,500	1,751,000
	2/19/2020				8,519	17,038	34,076		1,719,475
	2/19/2020							11,359	1,146,350
Timothy G. Robinson		37,402	74,804	149,608
	2/19/2020				1,242	2,483	4,966		250,584
	2/19/2020							1,655	167,023
Joseph P. Kelleman		28,058	56,116	112,231
	2/19/2020				—	—	—	449	45,313
James P. Maloney		66,655	133,310	266,620
	7/20/2020								297,839
	7/20/2020				894	1,787	3,574	1,192	198,671
Anthony E. Tyree		126,175	252,350	504,700
	2/19/2020								243,621
	2/19/2020				1,207	2,414	4,828	1,609	162,380
Nicholas M. Johnson		126,000	252,000	504,000
	2/19/2020								184,684
	2/19/2020				915	1,830	3,660	1,220	123,122
William (“Bill”) M. Baker IV		87,550	175,100	350,200
	2/19/2020								154,004
	2/19/2020				763	1,526	3,052	1,017	102,636

(1)
The amount included in these columns is the threshold, target, and maximum cash value payable to each NEO under the 2020 annual incentive bonus. Each amount represents the individual’s current salary multiplied by their bonus opportunity. A more detailed description of the terms of the 2020 annual incentive bonus is included above under the heading “Annual Incentive Bonus.” The actual payout amounts with respect to the 2020 annual incentive bonus is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Messrs. Robinson, Kelleman, and Maloney’s estimated payouts are prorated based on tenure in 2020.

(2)
The stock awards vest in three equal annual installments on each of the first three anniversaries of the date of grant.

(3)
The amounts included in this column are the dollar amounts representing the grant date fair value of each restricted share or performance-based deferred share (at the target level), as applicable, calculated in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures), and do not represent the actual value that may be recognized by the NEOs upon vesting of restricted shares or deferred shares. For performance-based deferred shares, the amount disclosed in this column is based on the probable outcome of the performance conditions consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
Agreements with Named Executive Officers
We entered into a severance agreement with Mr. Robinson in 2013 which provides for severance payments and benefits upon certain terminations of employment, which is described in further detail below under the heading “Potential Payments Upon Termination or Change in Control.”

Annual Incentive Bonus
Our annual incentive bonus is paid in cash based on the achievement of company performance targets. A more detailed discussion of our annual incentive bonus, including 2020 performance results, is included above under the heading “Annual Incentive Bonus.”
Outstanding Equity Awards at 2020 Fiscal Year-End Table
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(1)	Number of Unearned Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Unearned Shares or Units of Stock that have not Vested ($)(1)(2)
Daniel R. Chard					5,350(3)	1,050,419	12,036	2,363,148
					11,359(4)	2,230,226	17,038	3,345,241
Timothy G. Robinson							816	160,213
							207	40,642
Joseph P. Kelleman
James P. Maloney					1,192(5)	234,037	1,787	350,860
Anthony E. Tyree					334(6)	65,578	1,652	324,354
					735(7)	144,310	2,414	473,965
					1,609(8)	315,911
Nicholas M. Johnson		417(9)	66.68	2/7/2028	2,544(10)	499,489	638	125,265
	6,389	15,834(11)	66.68	2/7/2028	210(12)	41,231	1,830	359,302
					284(13)	55,761
					1,220(14)	239,535
William (“Bill”) M. Baker IV	2,500		44.73	2/16/2027	144(15)	28,273	803	157,661
	1,000	500(16)	66.68	2/7/2028	1,250(17)	245,425	1,526	299,615
					1,017(18)	199,678

(1)
The market value of shares of stock that have not vested is based on the closing price of our common stock on December 31, 2020, or $196.34 per share.

(2)
The number of shares and the market value of the performance-based deferred share awards is based on the target performance level and the closing price of our common stock on December 31, 2020, or $196.34 per share.

(3)
The restricted shares will vest as to 2,675 shares on February 20, 2021 and 2022, respectively.

(4)
The restricted shares will vest as to 3,786 shares on February 19, 2021 and 2022, respectively and as to 3,787 shares on February 19, 2023.

(5)
The restricted shares will vest as to 397 shares on July 20, 2021 and 2022, respectively and as to 398 shares on July 20, 2023.

(6)
The restricted shares will vest as to 334 shares on September 4, 2021.

(7)
The restricted shares will vest as to 367 shares on February 20, 2021 and as to 368 shares on February 20, 2022.

(8)
The restricted shares will vest as to 536 shares on February 19, 2021 and 2022, respectively and as to 537 shares on February 19, 2023.

(9)
The remaining unvested stock options will vest on February 7, 2021.

(10)
The restricted shares will vest as to 848 shares on February 7, 2021, 2022, and 2023, respectively.

(11)
The remaining unvested stock options will vest as to 5,278 options on February 7, 2021, 2022 and 2023, respectively.

(12)
The restricted shares will vest as to 70 shares on June 13, 2021, 2022, and 2023, respectively.

(13)
The restricted shares will vest as to 142 on February 20, 2021 and 2022, respectively.

(14)
The restricted shares will vest as to 406 shares on February 19, 2021 and as to 407 shares on February 19, 2022 and 2023 respectively.

(15)
The restricted shares will vest as to 144 shares on February 7, 2021.

(16)
The remaining unvested stock options will vest on February 7, 2021.

(17)
The restricted shares will vest as to 625 shares on February 20, 2021 and 2022, respectively.

(18)
The restricted shares will vest as to 339 shares on February 19, 2021, 2022, and 2023, respectively.

2020 Option Exercises and Stock Vested Table
The following table sets forth information regarding stock vesting for the NEOs during 2020, and the resulting value realized.
Name	Option Awards		Stock Awards
	Number of Shares Acquired (#)	Value Realized ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Daniel R. Chard	—	—	2,674	271,277
Timothy G. Robinson	5,000	177,610	707	73,302
	4,500	61,074	427	42,952
	—	—	71	4,438
	—	—	435	44,131
	—	—	73	4,563
	—	—	92	5,750
Joseph P. Kelleman	1,250	148,762	118	11,971
	833	80,851	52	8,691
	—	—	67	11,198
James P. Maloney	—	—	—	—
Anthony E. Tyree	—	—	333	53,427
	—	—	367	37,232
Nicholas M. Johnson	833	37,014	848	85,300
	4,167	188,386	70	7,041
	—	—	141	14,304
William (“Bill”) M. Baker IV	—	—	237	24,572
	—	—	143	14,384
	—	—	625	63,406

(1)
Represents the excess of the fair market value of our common stock on the date of exercise over the exercise price.

(2)
Represents the number of shares vested multiplied by the fair market value of the common stock on the vesting date.

Potential Payments upon Termination or Change in Control
Messrs. Chard, Maloney, Tyree, Johnson, and Baker are eligible to participate in the Severance Plan. Under the Severance Plan, if one of these executives is terminated by the Company without “cause” or terminates employment for “good reason,” and if such termination occurs prior to a “change in control” or more than two years following a “change in control”, subject to his execution of a release of claims, he would be entitled to:
i.
a lump sum cash payment equal to 1 times (1.5 times for Mr. Chard) the sum of his annual base salary and target annual bonus;

ii.
acceleration and vesting of all unvested stock options;

iii.
pro-rata vesting of all unvested time-based restricted shares or deferred shares;

iv.
pro-rata vesting of all unvested performance-based restricted shares or deferred shares, based on the actual achievement of the performance factors.

In the event such termination occurs during the two-year period following a “change in control,” subject to his execution of a release of claims, he would be entitled to:
i.
a lump sum cash payment equal to 1.5 times (2.5 times for Mr. Chard) the sum of his annual base salary and target annual bonus;

ii.
acceleration and vesting of all unvested stock options;

iii.
acceleration and vesting of all unvested time-based restricted shares or deferred shares;

iv.
pro-rata vesting of all unvested performance-based restricted shares or deferred shares, based on the target level of achievement of the performance factors.

For purposes of the Severance Plan, the Company will have “Cause” to terminate an executive’s employment if the executive engages in any of the following:
•
Indictment or conviction for, or plea of guilty or nolo contendere to, a felony or criminal act involving moral turpitude;

•
Gross misconduct or willful and continued failure to substantially perform employment duties reasonably requested by the Company, after 30 days’ written notice of the conduct or failure and failure of the executive to remedy such conduct or failure;

•
Fraud, embezzlement, or misappropriation of any amounts of money or other assets or property of the Company;

•
Misconduct or negligence in connection with the business of the Company which has a substantial adverse effect on the Company; or

•
Violation of any material policy of the Company, including the Company’s Code of Conduct and Business Ethics.

For purposes of the Severance Plan, an executive will be deemed to have “Good Reason” to terminate his employment if any of the following occur:
•
A material reduction in the executive’s base salary or target bonus;

•
A material diminution on the executive’s authority, duties, or responsibilities;

•
A relocation of the executive’s principal work location by more than 50 miles; or

•
Any other action or inaction by the Company that constitutes a material breach by the Company of any written agreement under which the executive provides services.

Mr. Robinson
On March 1, 2020, in connection with his departure from the Company, the Company entered into a separation agreement with Mr. Robinson, the Company’s former CFO (the “Separation Agreement”), pursuant to which Mr. Robinson received certain severance and other benefits. The Separation Agreement provided that Mr. Robinson would receive:
i.
a lump sum cash severance payment in the amount of $801,469, which represents one year’s annual salary, target bonus and an additional pro-rata bonus for fiscal year 2020;

ii.
a lump sum payment equal to $24,044 to cover health care coverage continuation, to be paid within 30 days after Mr. Robinson’s election to continue benefits under COBRA;

iii.
payment for up to 12 months of outplacement assistance;

iv.
acceleration of vesting of Mr. Robinson’s stock options, which will continue to be exercisable until June 29, 2020;

v.
continued vesting of his outstanding time-based restricted shares and deferred shares on a pro-rata basis based on the number of months during the vesting period Mr. Robinson was employed: and

vi.
continued vesting of his performance-based restricted shares on a pro-rata basis based on the number of months during the performance period Mr. Robinson was employed.

The Separation Agreement includes standard non-competition, non-disclosure and confidentiality provisions and mutual non-disparagement provisions and releases.
Potential Payments Upon Termination or Change in Control Table
The table below details the payments and benefits that would be provided to each of our NEOs if he was terminated by the Company without Cause or terminated employment for Good Reason, or if a Change in Control occurred, in each case on December 31, 2020.
Name	Severance	Annual Cash Bonus(1)	Restricted Shares(2) (unvested)	Performance- Based Shares(2) (unvested)	Stock Options(2) (unvested)
Daniel R. Chard
Termination Without Cause	$2,626,500	1,751,000	1,057,182	2,690,512	—
Termination Without Cause Following a Change in Control	$4,377,500	875,500	3,280,645	2,690,512	—
Change in Control (Single Trigger)	—	—	—	—	—
Timothy G. Robinson(3)
Termination Without Cause	$427,450	299,215	—	200,856	—
Termination Without Cause Following a Change in Control	—	—	—	—	—
Change in Control (Single Trigger)	—	—	—	—	—
Joseph P. Kelleman(3)
Termination Without Cause	$75,000	—	—	—	—
Termination Without Cause Following a Change in Control	—	—	—	—	—
Change in Control (Single Trigger)	—	—	—	—	—
James P. Maloney(4)
Termination Without Cause	$722,500	247,914	32,505	48,730	—
Termination Without Cause Following a Change in Control	$1,083,750	123,958	234,037	48,730	—
Change in Control (Single Trigger)	—	—	—	—	—
Anthony E. Tyree
Termination Without Cause	$612,850	504,700	164,277	374,224	—
Termination Without Cause Following a Change in Control	$919,275	252,350	525,799	374,224	—
Change in Control (Single Trigger)	—	—	—	—	—
Nicholas M. Johnson
Termination Without Cause	$612,000	504,000	235,390	203,277	2,107,105
Termination Without Cause Following a Change in Control	$918,000	252,000	836,016	203,277	2,107,105
Change in Control (Single Trigger)	—	—	—	—	—
William (“Bill”) M. Baker IV
Termination Without Cause	$525,300	350,200	181,287	204,979	64,830
Termination Without Cause Following a Change in Control	$787,950	175,100	473,376	204,979	64,830
Change in Control (Single Trigger)	—	—	—	—	—

(1)
The annual cash bonus reflects the target cash bonus that the executive would have been entitled to receive under our 2017 Annual Incentive Bonus program, without pro-ration since the assumed date of termination is also the last day of the fiscal year.

(2)
The value of the restricted shares, performance-based shares, and stock options that would be accelerated upon a termination of employment is based on the closing price of our common stock on December 31, 2020, which was $196.34 per share.

(3)
Timothy Robinson ceased employment with the company as of March 31, 2020 and Joseph Kelleman ceased employment with the company as of July 31, 2020. Robinson’s actual severance payout was $427,450 plus a $299,215 annual cash bonus payout. Kelleman’s actual severance payout was $75,000 which was paid at retirement as a recognition bonus.

(4)
James Maloney’s potential payout is prorated based on his hire date of July 20, 2020.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Mr. Daniel Chard, our CEO. For FY 2020, the annual total compensation of our CEO was $5,548,874 (base salary and incentive pay) and the annual total compensation of the median employee of our company (other than our CEO) was $60,848. As a result, the ratio between our CEO’s annual total compensation and the median of the annual total compensation of our employees (other than our CEO) was 91 to 1.
We identified the median total compensation of our employees by examining the 2020 total compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2020, the last day of our payroll year. We included all employees, whether employed on a full-time, or part-time basis. For our newly hired permanent full-time or part-time employees that were employed for less than the full year, we annualized their 2020 total compensation. Employees of our Hong Kong and Singapore subsidiaries were excluded from this calculation, given that the employee population of these countries represents less than 5% of our total employee base.
In determining the median employee, we considered the total cash compensation for each active employee as of December 31, 2020, including regular pay, overtime pay, shift pay, regular exception pay (holiday, paid time off or PTO, jury, short-term disability, bereavement etc.), production and other incentives such as employee cash referral awards, bonuses paid (signing and discretionary), 2019 performance bonuses paid in 2020, stock dividends, imputed value of company-provided group term life insurance, and company contributions to employee 401(k) plans.
DIRECTOR COMPENSATION
We use cash and stock-based compensation to attract and retain qualified individuals to serve on our Board. The non-employee directors of Medifast receive an annual restricted stock grant for their service on the Board. In the fiscal year ended December 31, 2020, directors (other than Mr. Xian) were given the option to receive either 1,083 restricted shares and a quarterly cash retainer of $12,500 (for the Lead Director, an additional $5,000 quarterly cash retainer; and for the former non-executive Chairman of the Board, an additional $22,500 quarterly cash retainer), or to receive all compensation in the form of restricted shares with the grant date 20-day average share price used to determine the total number of shares granted, at their election.
Each of our non-employee directors other than Messrs. Sassano, MacDonald, and Xian and Ms. Hallquist elected to receive all of their compensation in the form of restricted shares. The restricted shares were granted at the June 2020 meeting of the Board and vest on June 30, 2021. Mr. Xian is a resident of China and, as such, did not receive restricted shares under our director compensation program. Instead, fees to Mr. Xian are paid in cash and cash-settled deferred share units. Each non-employee director also received between $1,250 and $5,000 for attending a quarterly committee meeting (depending on the committee and the position held), which he or she could also elect to receive in the form of shares.

The following table contains information concerning the compensation of our non-employee Directors during 2020.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Jeffrey J. Brown	—	236,893	236,893
Kevin G. Byrnes	—	210,197	210,197
Constance J. Hallquist	61,875	130,231	192,106
Michael A. Hoer	—	219,096	219,096
Michael C. MacDonald	175,000	130,231	305,231
Carl E. Sassano	81,250	130,231	211,481
Scott Schlackman	625	204,305	204,930
Andrea B. Thomas	1,250	198,413	199,663
Ming Xian(2)	55,000	161,844(2)	216,844

(1)
Amounts shown represent the aggregate grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 8 of the Notes to Consolidated Financial Statements included in the 2020 Annual report. These values do not correspond to the actual value that will be recognized by the non-employee Directors at the time such awards vest.

(2)
Mr. Xian is a resident of China and, as such, did not receive restricted shares under our director compensation program. Instead, he receives cash-settled restricted stock units (RSUs). Each RSU corresponds in value to a single share of Company common stock (“Share”) and represents the right to receive the cash equivalent of a Share for each vested RSU. Mr. Xian was awarded a grant of 1,083 cash-settled RSUs originally valued at $149.44 per share. The value of this fluctuates every quarter depending upon the market price as of the close of business on the last day of a quarter.

Our non-employee directors held the following outstanding awards as of December 31, 2020:
Name(1)	Outstanding Restricted Share Awards (#)	Outstanding Stock Option Awards (#)
Jeffrey J. Brown	1,970	—
Kevin G. Byrnes	1,748	12,917
Constance J. Hallquist	1,083	7,500
Michael A. Hoer	1,822	—
Michael C. MacDonald(2)	—	—
Carl E. Sassano(2)	—	—
Scott Schlackman	1,699	3,500
Andrea B. Thomas	1,650	—

(1)
Mr. Xian is a resident of China and, as such, did not receive restricted shares under our director compensation program. However, as of December 31, 2020, he held 1,083 cash-settled RSUs.

(2)
Messrs. Sassano and MacDonald resigned from the Board of Directors on September 4, 2020 and December 7, 2020, respectively.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021
The Audit Committee has appointed RSM US LLP (“RSM”), as the Company’s independent registered public accounting firm for Fiscal Year 2021. The appointment was made by the Audit Committee of the Board. The appointment of RSM as the Company’s independent registered public accounting firm is subject to ratification by the Company’s stockholders at the Annual Meeting. Representatives of RSM will be present at the Annual Meeting and will be given an opportunity to make a statement. Such representatives will also be available to respond to appropriate questions.
The Board unanimously recommends that the stockholders ratify the appointment of RSM as the Company’s independent registered public accounting firm for Fiscal Year 2021 by adopting the following resolution at the Annual Meeting:
“RESOLVED, that the appointment of RSM as the independent registered public accounting firm for this Company for the fiscal year ending December 31, 2021, is hereby APPROVED, RATIFIED, AND CONFIRMED.”
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF RSM AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board in oversight of (i) risks related to the integrity of the Company’s financial statements; (ii) the performance of the independent registered public accounting firm; (iii) the independent registered public accounting firm’s qualification and independence; and such other matters as are described in the Audit Committee’s Charter. In addition to discussions with the CEO, the CFO, and the Former CFO and other members of management regarding the preparation of the Company’s financial statements and operating results, the Audit Committee received periodic reports from the Company’s Internal Audit and Legal departments. Such reports addressed, among other matters, ongoing projects, control assessments and audits being conducted by the Internal Audit department, reports to the Company’s compliance hotline and/or issues involving the Company’s Code of Business Conduct, material litigation and significant legal developments involving the Company and/or its subsidiaries, and proposed organizational changes. The Audit Committee also received periodic routine reports regarding the Company’s efforts to comply with Section 404 of the Sarbanes-Oxley Act and efforts related to the completion and periodic filings of the Company’s financial statements with the SEC. In addition to the scheduled meetings of the Audit Committee, the members of the Audit Committee held periodic telephonic discussions and/or in-person meetings with management regarding various subjects. Such informal periodic meetings and discussions permit the Audit Committee to provide advice and assistance to management on a more frequent basis than the regularly scheduled meetings of the Audit Committee.
The meetings of the Audit Committee also were designed to facilitate and encourage communication among the Audit Committee, the Company, and RSM, the Company’s independent registered public accounting firm. The Audit Committee discussed with RSM the overall scope and plans for the integrated audit of the Company’s financial statements, and met with RSM with and without management present, to discuss the results of their audits and evaluations of the Company’s internal controls, and to discuss the efforts expended by the Company in connection with the preparation and filing of the financial statements.
Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Neither the Audit Committee nor RSM are responsible for the preparation of the Company’s consolidated financial statements, its operating results or for the appropriate safekeeping of the Company’s assets. RSM’s responsibility is to attest to the Company’s fair presentation of the consolidated financial statements and attest to the effectiveness of internal controls over financial reporting. The independent registered public accounting firm is accountable to the Audit Committee, and the Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm. The role of the Audit Committee is to be satisfied that both the Company and the independent registered public accounting firm discharge their respective responsibilities effectively.
The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2020 with management and RSM. In addition, the Audit Committee has discussed with RSM the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.
RSM has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with RSM that firm’s independence from the Company. The Audit Committee has concluded that RSM’s provision of audit services to the Company is compatible with RSM’s independence. The Audit Committee also reviewed and approved, among other things, the amount of fees paid to RSM for audit and non-audit services. For further information regarding these fees, please see the fees chart located in “Information Regarding the Independent Registered Public Accounting Firm’s Fees, Services and Independence.”

Based on its review and the meetings, discussions and reports described above, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2020, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
The Audit Committee,
Jeffrey J. Brown, Chairman
Kevin G. Byrnes
Michael A. Hoer

INFORMATION REGARDING THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES, SERVICES, AND INDEPENDENCE
The following table outlines the aggregate fees, rounded to the nearest thousand, billed to the Company for the fiscal years ended December 31, 2020 and 2019 by the Company’s principal accounting firm, RSM.
	2020	2019
Audit Fees	$806,000	$820,000
Tax Fees	134,000	49,000
All Other Fees	44,000	20,000
Total Fees	$984,000	$889,000
Audit Fees:   The amounts noted above for Audit Fees consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.
Tax Fees:   The amounts noted above for Tax Fees include tax compliance services.
All Other Fees:   The amounts noted above for All Other Fees include fees incurred for the audit of the Company’s benefit plan, foreign statutory audits, and other services not reported above.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accountant
The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountant. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accountant.
Under the policy, pre-approval is generally provided for work associated with the following:
•
registration statements under the Securities Act of 1933 (for example, comfort letters or consents);

•
due diligence work for potential acquisitions or dispositions;

•
attest services not required by statute or regulation;

•
audit the adoption of new accounting pronouncements;

•
internal control reviews and audit of internal control over financial reporting requirements;

•
tax compliance, tax planning, and related tax services, excluding any tax service prohibited by regulatory or other oversight authorities; expatriate and other individual tax services;

•
assistance and consultation on questions raised by regulatory agencies; and

•
audit the Company’s subsidiary financial statements as included in statutory filings.

For each proposed service, the independent registered public accountant is required to provide detailed back-up documentation at the time of approval to permit the Audit Committee to make a determination whether the provision of such services would impair the independent registered public accountant’s independence.
The Audit Committee has approved in advance certain permitted services whose scope is routine across business units, including statutory or other financial audit work for non-U.S. subsidiaries that is not required for Exchange Act audits. The Audit Committee pre-approved all audit, audit-related, tax, and other services provided by RSM during fiscal year 2020 in accordance with this policy.

PROPOSAL 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14 of the Exchange Act, and as a matter of good governance, Medifast is asking its stockholders to cast a non-binding, advisory vote to approve the fiscal year 2020 compensation of our named executive officers as disclosed in this Proxy Statement (our “NEOs”). This Proposal, commonly known as “say-on-pay,” gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation programs.
Our executive compensation program is designed to attract, motivate and retain key employees who are critical to our success and align their interests with those of our stockholders. Through our executive compensation program, executive officers, including our NEOs, are motivated to achieve specific financial and strategic objectives that are expected to increase stockholder value. We describe this program, including how it links executive compensation to our performance and changes we made with respect to our 2020 executive compensation program, in the Compensation Discussion and Analysis portion of this Proxy Statement. Please read the “Compensation Discussion and Analysis” and the accompanying tables and narrative discussion for additional details about our executive compensation program, including information about the fiscal year 2020 compensation of our NEOs. Biographical information regarding our executive officers is contained in the section titled “Executive Officers” in this Proxy Statement.
We request stockholder approval of the fiscal year 2020 compensation of our NEOs as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables, and the narrative discussion that accompanies the compensation tables within the Executive Compensation section of this Proxy Statement). We encourage you to review the Compensation Discussion and Analysis and accompanying compensation tables and narrative discussion elsewhere in this Proxy Statement for a description and analysis of our principal executive compensation actions and decisions for fiscal year 2020.
This vote is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies, practices and disclosures described in this Proxy Statement.
Accordingly, we ask that you vote “FOR” the following resolution at this meeting:
“RESOLVED, that the stockholders of Medifast, Inc. approve, on an advisory basis, the compensation of the named executive officers as disclosed in the company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the accompanying compensation tables and narrative discussion within the Executive Compensation section of the Proxy Statement.”
As an advisory vote, the outcome of the vote on this Proposal is not binding upon us or our Board. However, our Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our stockholders in their vote on this Proposal and will carefully consider the outcome of this vote when making future compensation decisions for our executive officers.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS — DECEMBER 31, 2020
Plan category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights (#)	(b) Weighted-average exercise price of outstanding options, warrants and rights ($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)
Equity compensation plans approved by security holders	157,147(1)	48.19	656,430

(1)
Consists of 62,392 shares of our common stock issuable upon the exercise of outstanding stock options, 50,593 unvested time-based restricted shares and 44,162 unvested performance-based deferred shares under our 2012 Plan.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of each person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of more than 5% of our common stock. The number of shares beneficially owned by each person named in the table below includes any shares for which the person has sole or shared voting power or investment power, and also includes any shares with respect to which the person has the right to acquire sole or shared voting or investment power on or before June 4, 2021 (60 days after April 5, 2021), through the exercise of any stock option, warrant, or other right.
Name of Beneficial Owner	Shares Beneficially Owned	Percent of Outstanding Common Stock (%)(1)
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	1,728,538	14.7%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	1,257,265	10.7%
Renaissance Funds(4) 800 Third Avenue New York, NY 10022	1,010,510	8.7%

(1)
Based on 11,760,967 shares outstanding at April 5, 2021. In calculating the percentage of ownership, all shares of our common stock, of which the identified person or group has the right to acquire beneficial ownership on or before June 4, 2021, are deemed to be outstanding for the purpose of computing the percentage of the shares of our common stock owned by that person or group. These shares are not, however, deemed to be outstanding for the purpose of computing the percentage of the shares of our common stock owned by any other person or group.

(2)
Based solely on information included in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 26, 2021. In such filing BlackRock, Inc. indicates that it has sole voting power with respect to 1,715,949 shares of our common stock and sole dispositive power with respect to 1,728,538 shares of our common stock.

(3)
Based solely on information included in a Schedule 13G/A filed with the SEC by The Vanguard Group on March 10, 2021. In such filing the Vanguard Group indicates that it has shared voting power with respect to 26,417 shares of our common stock, sole dispositive power of 1,221,394 shares of our common stock, and shared dispositive power of 35,871 shares of our common stock.

(4)
Based solely on information included in a Schedule 13G/A filed with the SEC by Renaissance Technologies LLC (“Renaissance”) and Renaissance Technologies Holdings Corporation (“Renaissance Holdings”) on February 11, 2021. In such filing each of Renaissance and Renaissance Holdings (by virtue of its majority ownership of Renaissance) indicates that it has sole voting power with respect to 1,004,436 shares of our common stock and sole dispositive power with respect to 1,010,510 shares of our common stock.

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS
The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of each of our directors and director nominees, each of the NEOs set forth in the Summary Compensation Table of this Proxy Statement, and all of our current directors, director nominees and executive officers as a group. The number of shares beneficially owned by each person named in the table below includes any shares for which the person has sole or shared voting power or investment power, and also includes any shares with respect to which the person has the right to acquire sole or shared voting or investment power on or before June 4, 2021 (60 days after April 5, 2021), through the exercise of any stock option, warrant, or other right. Unless we indicate otherwise, each person has sole investment and/or voting power with respect to the shares set forth in the following tables.
Except as otherwise indicated, the address for each person below is c/o Medifast, Inc., 100 International Drive, 18th Floor, Baltimore, Maryland 21202.
Name of Beneficial Owner	Title	Shares Beneficially Owned	Percent of Outstanding Common Stock (%)(1)
Daniel R. Chard	Chairman & Chief Executive Officer	141,326	1.2%
Timothy G. Robinson	Former Chief Financial Officer	793	*
Joseph P. Kelleman	Former Interim Chief Financial Officer	109	*
James P. Maloney	Chief Financial Officer	1,968	*
Anthony E. Tyree	Chief Marketing Officer	3,494	*
Nicholas M. Johnson(2)	President, Coach & Client Experience	17,381	*
William (“Bill”) M. Baker IV(3)	Executive Vice President, Information Technology	14,945	*
Jeffrey J. Brown	Lead Director	30,435	*
Kevin G. Byrnes(4)	Director	21,094	*
Constance J. Hallquist(5)	Director	9,305	*
Michael A. Hoer	Director	3,130	*
Scott Schlackman(6)	Director	9,635	*
Andrea B. Thomas	Director	2,131	*
Ming Xian	Director	—	*
All current directors and executive officers as a group (18 persons)(7)			2.4%

*
Shares held represent less than 1% of the total number of outstanding shares of our common stock.

(1).
Based on 11,790,967 shares outstanding at April 5, 2021. In calculating the percentage of ownership, all shares of our common stock, of which the identified person or group has the right to acquire beneficial ownership on or before June 4, 2021, are deemed to be outstanding for the purpose of computing the percentage of the shares of our common stock owned by that person or group. These shares are not, however, deemed to be outstanding for the purpose of computing the percentage of the shares of our common stock owned by any other person or group.

(2)
Includes 12,084 shares of common stock issuable to Mr. Johnson pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 5, 2021.

(3)
Includes 4,000 shares of common stock issuable to Mr. Baker pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 5, 2021.

(4)
Includes 12,917 shares of common stock issuable to Mr. Byrnes pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 5, 2021.

(5)
Includes 3,000 shares of common stock issuable to Ms. Hallquist pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 5, 2021.

(6)
Includes 3,500 shares of common stock issuable to Mr. Schlackman pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 5, 2021.

(7)
Includes 35,501 shares of common stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of April 5, 2021.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of the Company. We have reviewed copies of reports and amendments thereto filed electronically with the SEC. Based on that review, we concluded that all reports were timely filed in Fiscal Year 2020, except that (i) Mr. MacDonald filed a late Form 4 on May 8, 2020 reporting a sale of 5,000 shares on January 2, 2020; (ii) Mr. Robinson filed a late form 4 on February 20, 2020 reporting a disposition of 377 shares in connection with a tax withholding on a vested grant; (iii) Mr. Brown filed a late Form 4 on May 8, 2020, reporting various purchases totaling 542.843 shares from November 9, 2017 through February 4, 2020, pursuant to a Broker-Sponsored Dividend Reinvestment Investment Program under Brown Equity Partners, LLC, an entity of which he is the managing member; and (iv) Mr. Brown filed a late Form 4 on August 12, 2020 reporting a purchase of 174.884 shares on August 4, 2020.

ADDITIONAL INFORMATION
Stockholder Proposals and Nominations for Director
If any Stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material for the 2022 Annual Meeting of Stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid to the General Counsel, Medifast, Inc., 100 International Drive, 18th Floor, Baltimore, Maryland 21202.
Any such proposal must be received at least 120 days before the anniversary of the mailing of the prior year’s proxy material, unless the date of our 2022 Annual Meeting of Stockholders is more than 30 days before or after June 3, 2022, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials. Any such notice must set forth the specific information required by Rule 14a-8 of Regulation 14A of the Exchange Act, including without limitation: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of our common stock held of record, owned beneficially, and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the 2022 Annual Meeting of Stockholders to introduce the proposal specified in the notice.
In addition, our Bylaws establish certain requirements for proposals a stockholder wishes to make from the floor of the 2022 Annual Meeting of Stockholders. If the proposal is for a matter other than the nomination of a director for election at the meeting, the proposal must be written and delivered to the Secretary at the address set forth above, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered by not earlier than the close of business on the 90th day prior to such annual meeting, and not later than the close of business on the later of the 60th day prior to such annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event will the public announcement of an adjournment or postponement of the annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as described above. As described in Section 1.2 of our Bylaws, the notice must contain: (a) a reasonably detailed description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the proposal is made; (b) the name and address of the stockholder giving the notice as it appears on the Corporation’s books, and of the beneficial owner, if any, on whose behalf the proposal is made; and (c) the class and number of shares of the Company which are owned beneficially and of record by the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the proposal is made.
Our Bylaws also set forth the procedure for a stockholder’s nomination of directors. As described in Section 1.5 of our Bylaws, nominations of persons for election to the Board may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors by any stockholder who is a stockholder of record at the time such person provides the required notice; provided that the notice meets the requirements set forth below, and that they continue to be a stockholder at the time of the meeting. The written notice required with respect to any nomination (including the completed and signed questionnaire, representation, and agreement discussed below) must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company (a) with respect to an election to be held at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company, and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, not less than 90 days nor more than 120 days prior to the date of such special meeting or the close of business on the 10th day following the earlier of (i) the date on which notice of such meeting is first given to stockholders and (ii) the date on which a public announcement of such meeting is first made. In no event will the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period for the giving of a stockholder’s notice as described above. Each such notice must include: (1) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, if any, on whose behalf the nomination is made, and each person whom the stockholder proposes to nominate for election as a director; (2) the name and address of each stockholder of record who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated; (3) the consent of each nominee to serve as a director of the Company if so elected; and (4) as to each person whom the stockholder proposes to nominate for election as a director (i) the name of each nominee holder of shares owned beneficially but not of record by such person and the number of shares of stock held by each such nominee holder, (ii) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest, or other transaction has been entered into by or on behalf of such person with respect to stock of the Company, and whether any other agreement, arrangement, or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such person, or to increase the voting power or pecuniary or economic interest of such person with respect to stock of the Company, (iii) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, and (iv) a completed and signed questionnaire with respect to the background and qualifications of the person the Stockholder proposes to nominate for election as a director and a written representation and agreement (in a form to be provided by the Secretary of the Company).
The required representation and agreement provides that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company, or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Company.
In addition, Section 1.5(e) of our Bylaws provide that the stockholder’s notice must set forth the following information (regardless of whether the notice pertains to the nomination of directors or the proposal of other business): (a) the name of each nominee holder of shares owned beneficially but not of record by such stockholder, and the number of shares of stock held by each such nominee holder; (b) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such stockholder with respect to stock of the Company, and whether any other agreement, arrangement, or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such stockholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such stockholder or to increase the voting power or pecuniary or economic interest of such stockholder with respect to stock of the Company; (c) a description of all agreements, arrangements, or understandings between such stockholder, and (i) any other person or persons (including their names) in connection with the proposal of such business by such stockholder or (ii) each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, as the case may be, and any material interest of such stockholder in such business or nomination, as the case may be, including any anticipated benefit to the stockholder therefrom; (d) a representation that such stockholder intends to appear in person or by proxy at the annual meeting of stockholders to bring such business before the meeting or to nominate the persons named in its notice, as the case may be; and (e) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies with respect to business brought at an annual meeting of stockholders or for election of directors, as the case may be, pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. The chairperson of the 2022 Annual Meeting of Stockholders may refuse to acknowledge the introduction of any stockholder proposal or director nomination not made in compliance with the foregoing procedures.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements, with respect to two or more stockholders sharing the same address, by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Medifast and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or us that materials will be sent in the householding manner to the stockholder’s address, householding will continue until otherwise notified or until the stockholder revokes such consent. If, at any time, stockholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account, or us if holding registered shares.
Any beneficial owner can request (i) to receive a separate copy of an annual report or proxy statement for this meeting, (ii) to receive separate copies of those materials for future meetings, or (iii) if the stockholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements if now receiving multiple copies of annual reports or proxy statements, you can make your request in writing to your broker.
Charitable Contributions
Under NYSE 303A.02 (b)(v), the Company is required to report as to whether or not any charitable contributions were made by the Company to any charitable organization for which a Company director served as an executive officer of that organization in an amount greater than $1 million or 2% of such charitable organization’s consolidated gross revenue for the years 2020, 2019, or 2018. The Company did not make any such charitable contributions in excess of those amounts.
Communications with the Board or Its Committees
Stockholders and other parties interested in communicating directly with the Board, non-management directors as a group or individual directors, including Jeffrey J. Brown as Lead Director of the Board in his capacity as the presiding director of executive sessions of non-management directors, may do so by writing to Medifast, Inc., c/o Corporate Secretary, 100 International Drive, 18th Floor, Baltimore, Maryland 21202, indicating to whose attention the communication should be directed. Under a process approved by the Board for handling letters received by the Company and addressed to non-management directors, the Corporate Secretary of the Company reviews all such correspondence and forwards to members of the Audit Committee a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board or committees thereof, or that the Corporate Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company and addressed to members of the Board and request copies of any such correspondence.
2020 Annual Report
Any Stockholder who desires an additional copy of the 2020 Annual Report (including the financial statements and financial schedules) may obtain a copy (excluding Exhibits) without charge by addressing a written request to the Office of the General Counsel, Medifast, Inc., 100 International Drive, 18th Floor, Baltimore, Maryland 21202. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. Stockholders may also obtain a copy by visiting the Company’s website (https://ir.medifastinc.com).
By Order of the Board of Directors,
Jason L. Groves, Esq.
Executive Vice President,
General Counsel & Corporate Secretary

Signature of Stockholder Date: Signature of Stockholder Date:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note thatchanges to the registered name(s) on the account may not be submitted viathis method.1. To elect eight (8) members to the Board of Directors:NOMINEES:Jeffrey J. BrownKevin G. ByrnesDaniel R. ChardConstance J. HallquistMichael A. HoerScott SchlackmanAndrea B. ThomasMing Xian2. Ratify the appointment of RSM US LLP as the independentregistered public accounting firm of the Company for the fiscalyear ending December 31, 2021; and3. To approve, on an advisory basis, the compensation of theCompany’s named executive officers.FOR AGAINST ABSTAINTHE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE, AND "FOR" PROPOSAL 2 AND 3.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE xPlease detach along perforated line and mail in the envelope provided.00003333333330300000 8 060221ANNUAL MEETING OF STOCKHOLDERS OFMEDIFAST, INC.June 2, 2021NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:The Notice of Meeting, proxy statement, proxy card, and Annual Reportare available at http://www.astproxyportal.com/ast/08676/Please sign, date and mailyour proxy card in theenvelope provided as soonas possible.GO GREENe-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxymaterial, statements and other eligible documents online, while reducing costs, clutter andpaper waste. Enroll today via www.astfinancial.com to enjoy online access.In their discretion, the proxies are authorized to vote upon such otherbusiness as may properly come before the Annual Meeting. This proxywhen properly executed will be voted as directed herein by theundersigned stockholder. If no direction is made, this proxy will bevoted FOR ALL NOMINEES in Proposal 1, and FOR Proposals 2 and3.Stockholders of record at the close of business on April 5, 2021 areentitled to notice of, and to vote at, the Annual Meeting.

014475MEDIFAST, INC.Proxy for Annual Meeting of Stockholders on June 2, 2021Solicited on Behalf of the Board of DirectorsThe undersigned hereby appoints Daniel R. Chard and Jason L. Groves, Esq., and eachof them, with full power of substitution and power to act alone, as proxies to vote all theshares of Common Stock which the undersigned would be entitled to vote if personally presentand acting at the Annual Meeting of Stockholders of Medifast, Inc., to be held June 2,2021 at 4:30 pm, virtually at https://web.lumiagm.com/258080113 (password:medifast2021), and at any adjournments, postponements or continuations thereof, as follows:(Continued and to be signed on the reverse side.)

Signature of Stockholder Date: Signature of Stockholder Date:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note thatchanges to the registered name(s) on the account may not be submitted viathis method.JOHN SMITH1234 MAIN STREETAPT. 203NEW YORK, NY 10038ANNUAL MEETING OF STOCKHOLDERS OFMEDIFAST, INC.June 2, 2021PROXY VOTING INSTRUCTIONSPlease detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.xCOMPANY NUMBERACCOUNT NUMBERNOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:The Notice of Meeting, proxy statement, proxy card, and Annual Reportare available at http://www.astproxyportal.com/ast/08676/THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE, AND "FOR" PROPOSAL 2 AND 3.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE00003333333330300000 8 060221INTERNET - Access “www.voteproxy.com” and follow the on-screeninstructions or scan the QR code with your smartphone. Have your proxycard available when you access the web page.TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in theUnited States or 1-718-921-8500 from foreign countries andfollow the instructions. Have your proxy card available when you call.Vote online/phone until 5:00 pm ET on June 2, 2021.MAIL - Sign, date and mail your proxy card in the envelope provided assoon as possible.VIRTUALLY AT THE MEETING - The company will be hosting the meetinglive via the Internet this year. To attend the meeting via the Internetplease visit https://web.lumiagm.com/258080113 (password:medifast2021) and be sure to have available the control number.GO GREEN - e-Consent makes it easy to go paperless. Withe-Consent, you can quickly access your proxy materials,statements and other eligible documents online, while reducing costs,clutter and paper waste. Enroll today via www.astfinancial.com to enjoyonline access.In their discretion, the proxies are authorized to vote upon such otherbusiness as may properly come before the Annual Meeting. This proxywhen properly executed will be voted as directed herein by theundersigned stockholder. If no direction is made, this proxy will bevoted FOR ALL NOMINEES in Proposal 1, and FOR Proposals 2 and3.Stockholders of record at the close of business on April 5, 2021 areentitled to notice of, and to vote at, the Annual Meeting.1. To elect eight (8) members to the Board of Directors:NOMINEES:Jeffrey J. BrownKevin G. ByrnesDaniel R. ChardConstance J. HallquistMichael A. HoerScott SchlackmanAndrea B. ThomasMing Xian2. Ratify the appointment of RSM US LLP as the independentregistered public accounting firm of the Company for the fiscalyear ending December 31, 2021; and3. To approve, on an advisory basis, the compensation of theCompany’s named executive officers.FOR AGAINST ABSTAIN